Exhibit 99(a)(1)(A)

Lime Energy Co.
OFFER TO EXCHANGE
ELIGIBLE STOCK OPTIONS FOR REPLACEMENT OPTIONS

This offer will expire at 12:00 midnight, Eastern Time, on February 26, 2009, unless we extend the expiration date.

     Lime Energy Co. (“Lime,” the “Company,” “us,” “we,” or “our”) is offering eligible employees (including officers) and directors the opportunity to exchange eligible vested and unvested outstanding, unexercised stock options for replacement options (the “Replacement Options”) that will entitle the holder to purchase a fewer number of shares of our common stock. The Replacement Options will have an exercise price equal to the closing price on the date the Replacement Option is granted.
     You are eligible to participate in this offer if you are an employee or director of Lime Energy Co. on the date this offer commences and remain in such capacity until the expiration date of this offer (“Eligible Participant”).
     Stock options eligible for exchange under this offer are those non-qualified and incentive stock options that have an exercise price equal to or greater than $8.00 per share (“Eligible Options”). For purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share.
     Under this offer, you may choose to tender for exchange any, all or none of your Eligible Options. However, if you choose to tender an Eligible Option for exchange, you must tender the entire outstanding, unexercised portion of that Eligible Option. Partial tenders are not permitted.
     This offer is not a one-for-one exchange. The intent of this offer is for the fair value of the Replacement Options to be approximately equivalent to the fair value of the Eligible Options tendered for exchange. Because the Replacement Options have a lower exercise price than the exercise price of the Eligible Options they replace, the number of shares of our common stock that the Replacement Options will entitle you to purchase will be less than the number of shares of our common stock you had the right to purchase under the Eligible Options you tender for exchange.
     The following table sets forth the three price ranges and exchange ratios. Each price range and ratio reflects the number of shares of our common stock underlying the Eligible Option that you may choose to exchange for one share of our common stock underlying the Replacement Option:

Eligible Option Exercise Price	Exchange Ratio
$8.00 to $11.99	2 for 1
$12.00 to $14.99	3 for 1
$15.00 and above	10 for 1
     Replacement Options issued in exchange for tendered Eligible Options will have the same vesting terms and expiration date as the Eligible Options they replace. All other terms and conditions of the Replacement Options will be substantially similar to those of the Eligible Options they replace.
     Participation in this offer is completely voluntary, and there are no penalties for electing not to participate. If you chose not to participate, you will not receive any Replacement Options, and your current options will remain unchanged and in effect according to their terms and conditions.
     We are making this offer upon the terms and conditions described in this offer to exchange and the offer is not conditioned on any minimum number of options being exchanged or number of eligible participants electing to participate. Our offer is, however, subject to a number of conditions that we describe in Section 7.

IMPORTANT — STEPS YOU MUST TAKE TO PARTICIPATE
     This offer will commence on January 28, 2009 (the “Commencement Date”) and expire at 12:00 midnight, Eastern Time, on February 26, 2009, unless extended by us (the “Expiration Date”).
     If you want to participate in this offer, before this offer expires you must complete and sign the personalized Election Form that we have provided to you and deliver the properly executed Election Form to us according to the instructions contained therein.
     To inform yourself about this offer, we recommend that you:
•	read this entire document, your Election Form, and the form Notice of Withdrawal as these documents contain important information;

•	call Jeffrey Mistarz, our Chief Financial Officer, at (847) 437-1666, or send an email to otender@lime-energy.com if you have questions or need another copy of this document or any of the other documents listed above.
     Participating in the Offer involves risks. See “Risks of Participating in The Offer” (beginning on page 10).
     Our common stock is traded on the Nasdaq Capital Market under the symbol “LIME.” On January 23, 2009, the closing price of a share of our common stock on the Nasdaq Capital Market was $4.26. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer. However, you should also consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be at any time in the future.
     ALTHOUGH OUR COMPENSATION COMMITTEE HAS APPROVED THIS OFFER, NEITHER WE NOR OUR COMPENSATION COMMITTEE OR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.
     You should only rely on the information contained in this Offer to Exchange, as it may be amended from time to time. We have not authorized anyone to provide you with different information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Exchange and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the United States Securities and Exchange Commission (the “SEC”) on January 28, 2009.
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
Offer to Exchange dated January 28, 2009.

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS
     The summary below answers some of the questions that you may have about this Offer. You should carefully read this entire Offer to Exchange and the Election Form and form Notice of Withdrawal together with their associated instructions. This Offer is made subject to the terms and conditions of these documents as they may be amended.
     In addition to those otherwise identified, commonly used and capitalized terms used throughout this document have the meanings set forth below:
•	“business day” refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•	“Cancellation Date” refers to the date when exchanged options will be cancelled, which will be the first business day after the Expiration Date. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

•	“Commencement Date” means January 28, 2009, which is the date when this Offer to exchange began.

•	“fair value” means the value of any grant of equity securities (including any Eligible Option or Replacement Option) calculated using the Hull & White trinomial model, pursuant to the requirements of FAS No. 123(R) in accordance with generally accepted accounting principles.

•	“Offer Price” refers to the exercise price per share for Replacement Options issued pursuant to this offer, which will be the closing price on the grant date of the Replacement Options, which grant date will be the same as the Cancellation Date.

•	“Stock Plan” means our 2008 Long-Term Incentive Plan, as amended.

•	“tendered Eligible Option” means any Eligible Option that is tendered by an Eligible Participant pursuant to this offer in exchange for a Replacement Option.
     This summary is presented in question-and-answer format.
Q1.	What is the Offer?
This Offer is an opportunity for Eligible Participants to voluntarily elect to exchange their Eligible Options (outstanding stock option awards with an exercise price equal to or greater than $8.00) for Replacement Options that will have an exercise price equal to the Offer Price. However, this is not a one-for-one exchange. Rather, as more fully explained in Q17 and Q18, the number of shares of our common stock that you will be entitled to purchase upon exercise of your Replacement Options will be less than the number of shares you would have been entitled to purchase upon exercise of your Eligible Options.
Q2.	Why is Lime making this Offer?
As a result of a general decline in our stock price over the last year, all of our outstanding options have exercise prices that are substantially higher than the current and recent trading prices of our common stock. We believe that this Offer will foster retention of our employees and better align the interests of our employees, directors and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee and director contributions to our success. Many of our outstanding, unexercised options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this Offer, we intend to provide eligible employees and directors with the opportunity to own options to purchase shares of our common stock that are structured to help assure that employees, officers and directors receive appropriate incentives.
See Section 3 — Purpose of Offer for more information.

Q3.	Why did Lime choose to offer this exchange rather than issuing new options or lowering the exercise price of current outstanding options?
The Compensation Committee of our Board of Directors, after consultation with management and obtaining legal advice, determined that this Offer was a worthwhile method in which to help rejuvenate our Stock Plan, encourage stock ownership by employees and directors, and align the interests of our employees and directors with those of our shareholders. Further, this exchange program will help reduce the dilution “overhang” associated with outstanding stock options that are not serving any meaningful purpose because they have an exercise price substantially higher than the current and recent trading prices of our common stock.
See Section 3 — Purpose of Offer for more information.
Q4.	Are the terms and conditions of this Offer the same for everyone?
Yes. The same terms and conditions of this Offer apply to all Eligible Participants.
Q5.	How will you notify me if the terms of this Offer are changed?
If we materially change the Offer, we will publicly announce or send an email or other written notice to all Eligible Participants disclosing the change no later than 9:00 a.m., Eastern Time, on the next business day following the day we change the Offer. We will file a copy of such notice with the SEC.
See Section 16 — Extension of Offer; Termination; Amendment for more information.
Q6.	Is there any chance that Lime will not proceed with this Offer?
Yes. This Offer is subject to a number of conditions that are described in Section 7 of this Offer document. However, this Offer is not conditioned on a minimum number of Eligible Options being tendered for exchange or upon of minimum number of Eligible Participants electing to participate in this Offer.
Q7.	Am I eligible to participate?
Only eligible employees (including officers) and directors may participate in this Offer. Generally, you are eligible if you are an employee or director of Lime on the Commencement Date and remain an employee or director through the Expiration Date. If you resign or your employment is terminated for any reason at any time prior to the Expiration Date, you are not eligible to participate in this Offer.
See Section 1 — Eligibility for more information.
Q8.	What if my employment with Lime ends before the Expiration Date?
You must be employed by Lime on the Expiration Date in order to participate in the Offer. Therefore, if your employment with Lime ends for any reason before the Expiration Date, you will not be able to participate. If you submitted an Election Form prior to the date your employment is terminated, then your termination of employment will automatically be deemed to be a withdrawal of your election to participate. However, your Eligible Options will not be cancelled under those circumstances and your right to exercise those Eligible Options will continue to be governed by the award agreement you signed when you received those Eligible Options.
PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY LIME. UNLESS OTHERWISE PROVIDED IN A WRITTEN EMPLOYMENT AGREEMENT BETWEEN YOU AND THE COMPANY, YOUR EMPLOYMENT WITH THE COMPANY IS AND WILL AT ALL TIMES REMAIN “AT WILL” AND MAY BE TERMINATED BY YOU OR US, FOR ANY REASON, AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE.
See Section 1 — Eligibility and Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q9.	If I am eligible to participate, is it mandatory that I do so?
No. Participation in the Offer is completely voluntary. You may elect to exchange any, all or none of your Eligible Options. There are no penalties if you choose not to participate.

Q10.	What do I need to do in order to participate?
In order to participate in the exchange program, you must timely and properly submit your election to participate in the Offer by completing, signing, and dating the personalized Election Form that will be included in the Offer documents you receive from us in connection with this Offer and returning such Election Form in accordance with the instructions provided with the Election Form. All Election Forms must be received by 12:00 midnight, Eastern Time, on the Expiration Date. If you do not return the Election Form on or before the Expiration Date, we will assume that you have elected not to participate in this Offer.
See Section 4 — Procedures for Tendering Eligible Options for more information.
Q11.	Which options may I exchange?
Only “Eligible Options” may be exchanged under this Offer. Eligible Options are all vested and unvested outstanding non-qualified and incentive stock options held by Eligible Participants that have an exercise price equal to or greater than $8.00 per share. You should review your personalized Election Form that we have provided to you in connection with this Offer as it provides a list of all of your Eligible Options, the number of shares of our common stock underlying that Eligible Option, the applicable exchange ratio, and the number of shares of common stock underlying the Replacement Option you would receive if you tendered that Eligible Option for exchange.
See Section 2 — Number of Options; Expiration Date for more information.
Q12.	Can I exchange my Eligible Options even if they are not vested?
Yes. Eligible Options do not need to be vested in order for you to exchange them pursuant to this Offer. Replacement Options will vest in accordance with the same vesting schedule that applied to the Eligible Option you tendered for exchange.
See Section 4 — Procedures for Tendering Eligible Options for more information.
Q13.	I have more than one Eligible Option. Do I have to exchange all of them in order to participate?
No. If you have more than one Eligible Option, you may elect to exchange any, all or none of them. However, if you choose to tender an Eligible Option for exchange, you must tender the entire outstanding, unexercised portion of that Eligible Option. You cannot attempt to exchange part of any particular Eligible Option and keep the balance. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option, it will automatically be deemed an improper election with respect to that Eligible Option and will be rejected. Any such rejection will not affect any other Eligible Option that you properly tender for exchange.
See Section 2 — Number of Options; Expiration Date and Section 4 — Procedures for Tendering Eligible Options for more information.
Q14.	If I participate, what happens to my current options?
Eligible Options that you elect to exchange under this Offer will be cancelled on the Cancellation Date and you will no longer have any rights with respect to those options other than the right to receive the Replacement Option. Eligible Options that you do not elect to exchange will remain yours at their current exercise price and the other terms and conditions applicable to that option.
See Section 6 — Acceptance of Eligible Options for Exchange and Issuance of Replacement Options and Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q15.	If my option award was split between incentive stock options and non-qualified stock options, can I exchange one part but not the other?
No. An option award that was split into a partial incentive stock option and a partial non-qualified stock option is considered a single option, and cannot be separated for purposes of this Offer.

Q16.	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?
Yes. If you have exercised part of an Eligible Option, the remaining unexercised portion of that Eligible Option may be tendered for exchange under this Offer.
See Section 2 — Number of Options; Expiration Date and Section 4 — Procedures for Tendering Eligible Options for more information.
Q17.	If I participate, how many shares of common stock will I be entitled to purchase upon exercise of the Replacement Options I receive?
If you elect to participate in the Offer, for each Eligible Option you tender for exchange you will receive a Replacement Option that will entitle you to purchase a fewer number of shares of our common stock than the Eligible Option it replaces. The number of shares underlying the Replacement Option will be determined by multiplying the number of shares underlying the Eligible Option you tender for exchange by the exchange ratio applicable to that option. For example, if you tender an Eligible Option that entitled you purchase 1,000 shares of our common stock at $10.00 per share and the exchange ratio for that particular Eligible Option is 2 for 1, you will receive a Replacement Option that will entitle you to purchase 500 shares of our common stock at the Offer Price.
See Section 6 — Acceptance of Eligible Options for Exchange and Issuance of Replacement Options; Section 8 — Exchange Ratios; and Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q18.	Why isn’t the exchange simply one-for-one and how were the exchange ratios calculated?
Our stock option exchange program is designed to balance our interests and those of our employees, directors and stockholders. In general, this Offer is intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Options tendered for exchange. Fair value of the Replacement Options and of the Eligible Options tendered for exchange was calculated using the Hull & White trinomial lattice method.
See Section 2 — Number of Options; Expiration Date and Section 3 — Purpose of Offer for more information.
Q19.	If the price of our common stock were to increase after the date on which my Eligible Option is cancelled, is it possible that the cancelled Eligible Option would have ultimately been more valuable than the Replacement Option I received in exchange for it?
Yes. If the price of our common stock increases substantially above the exercise price of your Eligible Option after the date on which your Eligible Option is cancelled, that cancelled Eligible Option might prove to have been worth more than the Replacement Option that you receive in exchange for it.
Q20.	How long will this Offer remain open?
This Offer begins at 12:01 a.m., Eastern Time, on January 28, 2009 (“Commencement Date”) and is scheduled to expire at 12:00 midnight, Eastern Time, on February 26, 2009 (“Expiration Date”). We have the right, in our sole discretion, to extend the Expiration Date. Elections to participate in this Offer to exchange must be received by us prior to the Expiration Date. No exceptions will be made to this deadline.
See Section 4 — Procedures for Tendering Eligible Options and Section 16 — Extension of Offer; Termination; Amendment for more information.
Q21.	If you extend the Offer, how will you notify me?
Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this Offer at any time. If we extend the Expiration Date of this Offer, we will publicly announce or send an email or other written notice of the extension to all Eligible Participants no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date.
The delivery of your Election Form is at your risk. We intend to send confirmation of the receipt of your Election Form and/or any withdrawal form to you by email within three (3) business days of receipt. If you have not received a confirmation, you must confirm that we have received your Election Form and/or any withdrawal form.
See Section 16 — Extension of Offer; Termination; Amendment for more information.
Q22.	Can I change my mind after I have submitted my Election Form?
Yes. You may change your mind after you have submitted your Election Form and may withdraw your election with respect to all or some of the Eligible Options for which you previously elected to exchange at any time before the Expiration Date by properly completing the Notice of Withdrawal form included in your Offer documents.
See Section 5 — Change in Election for more information.
Q23.	Can I change my mind after I have submitted a Notice of Withdrawal?
If you have withdrawn any or all of the Eligible Options you previously elected to exchange and then decide again that you would like to exchange any or all of those options, you may re-elect to participate by submitting a new, properly completed Election Form that is signed and dated after the date of your Notice of Withdrawal but is submitted on or before the Expiration Date of the Offer. You may continue to withdraw your previous elections to exchange any or all of your Eligible Options through the Expiration Date.
See Section 5 — Change in Election for more information.
Q24.	What do I need to do if I do not want to participate?
Nothing. If you choose not to participate, you do not need to return the Election Form or any other documents to us.
Q25.	If I participate, when will my Replacement Options be granted?
Your Replacement Options will be granted as of the Cancellation Date and you should receive your Replacement Options within five (5) days following the Cancellation Date.
See Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q26.	What will the exercise price of my Replacement Options be?
The exercise price per share for the Replacement Options will be the Offer Price, which is closing price on the Cancellation Date.
See definition of Offer Price, Section 2 — Number of Options; Expiration Date and Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q27.	Are there any restrictions on when I can exercise any of the Replacement Options that are granted to me?
Yes. You can only exercise Replacement Options to the extent they are vested. Your Replacement Options will vest in accordance with the same vesting schedule that applied to the Eligible Options that they replace. Complete details on the vesting schedule for your Replacement Options will be set forth in the Replacement Option.
See Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q28.	Will my Replacement Options be incentive stock options or non-qualified stock options?
Your Replacement Options will retain the same character as the Eligible Options they replace. If the Eligible Option you tender for exchange is an incentive stock option, the Replacement Option you receive in its place will likewise be an incentive stock option. If the Eligible Option you tender for exchange is a non-qualified stock option, the Replacement Option you receive in its place will likewise be a non-qualified stock option. And, if the Eligible Option was part incentive stock option and part non-qualified stock option, the Replacement Option will likewise be part incentive stock option and part non-qualified stock option in the same proportion as the tendered Eligible Option it replaced.

See Section 10 — Exchange Consideration; Terms of Replacement Options and Section 15 — Material U.S. Federal Income Tax Consequences for more information.
Q29.	Will the terms and conditions of my Replacement Options be the same as my tendered Eligible Options?
Yes, except that the exercise price will be equal to the Offer Price.
See Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q30.	When will my Replacement Options expire?
Your Replacement Options will expire on the same date and under the same circumstances as the Eligible Options they replace would have expired.
See Section 10 — Exchange Consideration; Terms of Replacement Options for more information.
Q31.	Does the Compensation Committee or Board of Directors have a recommendation about this Offer?
Neither our Compensation Committee nor our Board of Directors is making any recommendation as to whether you should accept this Offer. You must make your own decision as to whether or not to participate in this Offer. Although the Compensation Committee approved making this Offer, it recognized that the decision on whether to participate is personal to you and will depend on a number of facts and circumstances unique to you. For questions regarding personal tax implications or other investment-related questions, you should consult with your own legal counsel, accountant and/or financial advisor.
See Section 3 — Purpose of Offer for more information.
Q32.	Is there any information regarding Lime that I should be aware of?
Yes. You should review the “Recent Events” discussion beginning on page 21 regarding the November 2008 transactions relating to the private placement, note restructuring, and stock purchase agreement to acquire Advanced Biotherapy Inc. You also should carefully consider the risk factors described in Schedule B to this Offer to Exchange.
You further should consider other periodic and current information about Lime set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, as well as other information set forth in our Current Reports on Form 8-K filed with the SEC. See Section 18 — Additional Information for how to obtain copies of those reports.
Q33.	Will I have to pay U.S. federal income tax at the time of the exchange if I participate in the Offer?
We believe that participants in the Offer will not incur any immediate U.S. federal income taxation as a result of either electing to retain their Eligible Options or electing to exchange their Eligible Options for Replacement Options. Please review the discussion in Section 15 of this document for information concerning the possibility that, even if you chose not to participate in the exchange, your incentive stock options may be affected.
See Section 15 — Material U.S. Federal Income Tax Consequences for more information.
Q34.	Who can I talk to if I have questions about the Offer?
For additional information or assistance, you should contact our Chief Financial Officer, Jeffrey Mistarz, at (847) 437-1666.
Q35.	Who can I talk to if I need additional copies of the Offer documents?
To obtain additional copies of any Offer documents, including your personalized Election Form, you may contact Maria Medrano at (847) 437-1666 or by emailing otender@lime-energy.com.

RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves a number of risks and uncertainties, including those described below. These risks and the risk factors described in Schedule B highlight the material risks and uncertainties of participating in the Offer. You should carefully consider these risks before deciding whether or not to participate in the Offer.
Your Replacement Options may be worth less than your eligible options if our common stock price increases.
     The per share exercise price of the Replacement Options is equal to the Offer Price, which is the closing price for a share of our common stock on the Cancellation Date, as reported on the Nasdaq Capital Market. On January 23, 2009, the closing bid price per share of our common stock as reported by the Nasdaq Capital Market was $4.26. The common stock price on the Cancellation Date — which is the business day after the Expiration Date — may be higher or lower that the January 23, 2009 closing price. Once you have tendered your Eligible Option and we have accepted it for exchange, there will be no way to return your surrendered Eligible Option to you even if the fair market value of our common stock on the New Award grant date does exceed the exercise price of your surrendered Eligible Option. If the market price of our common stock increases significantly (i.e. to an amount higher than the exercise price of your Eligible Options) after the date you tender your Eligible Options, the Replacement Options that you receive in exchange for them might be worth less than the Eligible Options. In such a case, you may be economically better off keeping your Eligible Options. Further, since you will be entitled to purchase fewer shares under the Replacement Options than the Eligible Options, if the market price of our common stock increases significantly in the future the aggregate value of you, Replacement Options might be lower than the aggregate value of your Eligible Options.
Participation in the Offer is not a promise of continued employment for any length of time.
     The Offer does not change the nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the Replacement Options are granted, or the date the Replacement Options are fully vested. If you exchange Eligible Options for Replacement Options and your relationship with Lime terminates before the Replacement Options vest, your Replacement Options will terminate in accordance with their terms and the provisions of the Stock Plan. If your termination of relationship with Lime is for cause, your Replacement Options will terminate immediately. Nothing in this Offer may be construed to confer upon you the right to remain with Lime. The terms of your relationship with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain with us through the expiration of the Replacement Options.
Your incentive stock option may be negatively affected even if you don’t participate unless you affirmatively decline the Offer.
     Should the Offer remain open for 30 calendar days or more and you choose not to participate in the Offer but do not affirmatively decline the Offer, you may be deemed to have a “modified option” pursuant to provisions of the Internal Revenue Code. The modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the Offer. The modification will mean that your holding period for the incentive stock option will begin again, which could affect your ability to obtain long-term capital gain treatment on the sale of shares acquired on exercise. In addition, the IRS could assert that modified options do not qualify as incentive stock options. Accordingly, if you choose not to participate in the Offer, you should make sure to affirmatively decline the Offer within 29 days of the Commencement Date, in the event you the Offer is extended beyond the 29 day period. See Section 15 — Material U.S. Federal Income Tax Consequences for more information.
Risk Factors Related to Our Financial Condition, Business, and Common Stock
     In addition to the risks discussed above, you should carefully review the risk factors contained Schedule B to this Offer to Exchange.

THE OFFER
1. Eligibility.
     You are eligible to participate in this Offer if you are a current director or employee (including an officer) of Lime and you remain a director or employee (including an officer) of Lime through the Expiration Date, which is currently expected to be February 26, 2009. If you are on medical, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence, then you are eligible to participate in the Offer. However, if you resign or your employment with Lime is terminated for any reason before the Expiration Date, then you are not eligible to participate in this Offer. If you are unable to participate in the Offer for any reason, then your current outstanding options will continue to be governed by their terms.
     PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY LIME. UNLESS OTHERWISE PROVIDED IN A WRITTEN EMPLOYMENT AGREEMENT BETWEEN YOU AND THE COMPANY, YOUR EMPLOYMENT WITH THE COMPANY IS AND WILL AT ALL TIMES REMAIN “AT WILL” AND MAY BE TERMINATED BY YOU OR US, FOR ANY REASON, AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE.
2. Number of Options; Expiration Date.
     Subject to the terms and conditions of this exchange Offer, we are offering to exchange outstanding stock options issued under our Stock Plan that have an exercise price of at least $8.00 per share (“Eligible Options”) for a fewer number of Replacement Options that have a per share exercise price equal to the Offer Price.
     As of the Commencement Date of this Offer, there were 2,492,038 shares of our common stock subject to outstanding options. Of these outstanding options, there were 636,096 shares of our common stock subject to Eligible Options under this Offer. Assuming that all Eligible Participants tender all of their Eligible Options, we expect the number of shares of our common stock subject to Replacement Options to be 307,486.
     If you choose to participate in this Offer, you may tender for exchange any or all of your vested and unvested Eligible Options. However, if you choose to tender an Eligible Option for exchange, then you must tender the entire outstanding, unexercised portion of that Eligible Option. You cannot tender just a portion of an Eligible Option. For example, if you received a stock option grant on January 1, 2006 that entitles you to purchase 1,000 shares of our common stock at $10.00 per share and another grant on January 1, 2007 that entitles you to purchase 2,000 shares of our common stock at $8.00 per share and you have not exercised any portion of either Eligible Option, then you can elect to exchange all or none of the 1,000 shares covered by the 2006 option award and all or none of the 2,000 shares covered by the 2007 option award. In this example, you cannot elect to exchange less than the entire 1,000 shares covered by the 2006 option award or less than the entire 2,000 shares covered by the 2007 option award. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option, your tender for exchange with respect to that particular Eligible Option will be rejected and you will be deemed to have elected not to participate in this Offer with respect to that Eligible Option. Any such rejection will not affect any other Eligible Option that you properly tendered for exchange.
     Each Eligible Option that is properly tendered for exchange will be cancelled and, in exchange, we will issue a Replacement Option. The Replacement Option will entitle you to purchase a fewer number of shares of common stock at an exercise price equal to the Offer Price. The number of shares of our common stock that the Replacement Option will entitle you to purchase will be determined based upon the exchange ratio applicable to the Eligible Option it replaces. The exchange ratios applicable to Eligible Options were approved by the Compensation Committee of our Board of Directors and represent the number of shares of our common stock subject to an Eligible Option that will be cancelled in exchange for a Replacement Option entitling you to purchase one share of our common stock. For example, if you elect to tender for exchange an Eligible Option that entitles you to purchase 1,000 shares of our common stock at $10.00 per share and the exchange ratio applicable to that Eligible Option is “2 for 1,” then upon cancellation of that Eligible Option you will receive a Replacement Option entitling you to purchase 500 shares of our common stock at a per share exercise price equal to the Offer Price. The intent of this Offer is for the fair value of the Replacement Options issued in exchange for Eligible Options to be approximately equivalent to the fair value of the Eligible Options they replace. The number of shares subject to a Replacement Option will be rounded up or down to the nearest whole number (with .50 rounded up).
     All Replacement Options will be granted as of the Cancellation Date.

     The Expiration Date for this Offer will be 12:00 midnight, Eastern Time, on February 26, 2009, unless we extend the Offer by written notice (although you may withdraw your participation in any exchange up through the Expiration Date). We may, in our sole discretion, extend the Offer, in which event the Expiration Date shall refer to the latest time and date at which the extended Offer expires. See Section 16 for a description of our rights to extend, terminate and amend the Offer.
     No shares of Lime common stock, including common stock previously acquired upon exercise of stock options, may be exchanged in this Offer.
3. Purpose of the Offer.
     Many of our outstanding options have exercise prices that are significantly higher than the current market price for our stock. As of January 23, 2009, employees and directors held options for 2,524,372 shares with exercise prices ranging from $3.50 per share to $1,363.95, while the closing price of our Common Stock on that date was $4.26. Options with exercise prices that exceed the current market price of our Common Stock are commonly referred to as being “underwater.” We believe that these underwater options provide no meaningful retentive or incentive value to our employees or directors. We believe that this Offer will help revitalize our option incentive program and bring it closer to achieving the purposes for which it was intended, which are incentivizing, motivating, and rewarding our employees, aligning the interests of employees and directors with those of our stockholders by encouraging stock ownership, and to assist us in attracting and retaining the services of key employees (including officers) and directors whose long-term employment or service is essential to our success.
     We chose to make this Offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding Eligible Options would have a negative impact on our dilution, outstanding shares and earnings per share. We believe this program is in the best interests of our employees and stockholders because it provides our employees with appropriate incentives and conserves shares and options for future grants. We believe this Offer also enhances long-term stockholder value by eliminating a portion of the equity overhang resulting from outstanding options that, because of their high exercise price, provide no meaningful retentive or incentive value to our employees or directors. Finally, because this Offer is structured in a manner that will result in the fair value of the Replacement Options being approximately equivalent to the fair value of the Eligible Options they replace, this Offer will be cost neutral to Lime in accordance with the Hull & White trinomial lattice model.
     On November 26, 2008, the Compensation Committee of our Board approved this Offer. Holders of a majority of the total number of shares of our outstanding capital stock executed a consent approving of the Offer on November 26, 2008 in accordance with the Nasdaq Capital Marketplace Rules.
     Neither we nor our Compensation Committee or Board of Directors make any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this Offer.
4. Procedures for Tendering Eligible Options.
Proper Tender of Eligible Options.
     To participate in this Offer, you must timely submit an election to participate by completing, signing, and dating the Election Form you received in connection with this Offer and delivering it to us in accordance with the instructions provided with the Election Form. The Election Form must be received by us on or before 12:00 midnight, Eastern Time, on February 26, 2009 (unless we extend the Expiration Date), and must be timely delivered using any of the following methods:
Via facsimile: to Maria Medrano at (847) 437-4969.
Via email: otender@lime-energy.com.
Via regular mail or overnight courier: to
Lime Energy Co.
Attn: Maria Medrano
1280 Landmeier Road,
Elk Grove Village, IL 60007-2410.

     If you believe that the information contained in your personalized Election Form is incomplete or inaccurate, please contact us as soon as possible. If any corrections or additions are made, we will promptly send you a revised Election Form.
     Your decision to participate will be determined by us based on the last properly tendered Election Form or Notice of Withdrawal we receive before the Expiration Date.
     As discussed in Section 2 above, if you choose to tender an Eligible Option for exchange, then you must tender the entire outstanding, unexercised portion of that Eligible Option. You cannot tender just a portion of an Eligible Option.
     The delivery of all documents, including your Election Form, is at your risk. We intend to confirm the receipt of your election form within three (3) business days. If you have not received a confirmation, it is your responsibility to ensure that we have received your election.
     Our receipt of your Election Form is not by itself our acceptance of your Eligible Options for exchange. For purposes of this Offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged before the Expiration Date and are not properly withdrawn as of the time when we give written notice to the Eligible Participants generally of our acceptance of options for exchange. We may issue this notice of acceptance by email or other methods of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be February 26, 2009.
     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, in our sole discretion, whether an Election Form (and your election to participate) or Notice of Withdrawal has been properly completed and an Eligible Option has been properly tendered, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or Notice of Withdrawal for any options elected to be exchanged or withdrawn that we determine are not in appropriate form, are unlawful to accept or otherwise ineligible for participation. We may waive any defect or irregularity in a submitted Election Form or Notice of Withdrawal. No Eligible Options will be properly tendered for exchange until all defects or irregularities have been cured by the Eligible Participant submitting such form or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted Election Form or Notice of Withdrawal, and no one will be liable for failing to give notice of any such defects or irregularities. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.
     Our acceptance constitutes an agreement.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your Eligible Options for exchange will constitute a binding agreement between Lime and you upon the terms and subject to the conditions of this Offer.
     Effect of Exchange on Options.
     If you elect to exchange your Eligible Options and we accept such options for exchange, effective on our acceptance, the Eligible Options you tendered for exchange will be cancelled will be deemed null and void. If you do not elect to exchange your Eligible Options, you properly withdraw a previously submitted election, or any of the options you tender for exchange are not eligible for this Offer because their exercise price is not at least $8.00, you will not participate in the Offer with respect to such options, and you will retain your options at their current exercise price(s) and subject to their current terms.
     Questions About the Offer; Additional Copies of Offer Documents.
     You can ask questions about this Offer or request assistance, additional copies of the Offer documents, or a copy of your personalized Election Form by telephoning Jeffrey Mistarz at (847) 437-1666 or sending an e-mail to otender@lime-energy.com.

5. Change in Election.
     You may only withdraw your tendered Eligible Options or change your election in accordance with the provisions of this Section 5.
     You may withdraw your tendered Eligible Options from the Offer at any time before the Expiration Date, which we presently expect to be 12:00 midnight, Eastern Time, on February 26, 2009. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We expect to accept and cancel all properly tendered Eligible Options promptly following the expiration of the Offer. However, in accordance with Rule 13e-4(f)(2)(ii) under the Exchange Act, if we have not accepted and cancelled your properly tendered Eligible Options by 12:00 midnight, Eastern Time, on March 25, 2009, you may withdraw such options at any time after that date and until your tendered Eligible Options have been accepted.
     If you are no longer serving on our Board of Directors or your employment with us terminates prior to the Expiration Date, your tendered Eligible Options will automatically be withdrawn. If automatically withdrawn, your Eligible Options will be unaffected and you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the limited period following your termination for which those options remain exercisable pursuant to their terms. Similarly, if you attempt to tender any option that has an exercise price that is less than $8.00, it will be invalid and automatically excluded from the Offer. Such excluded options will remain unchanged and in effect in accordance with their original terms.
     Please note that, just as you may not tender only part of an Eligible Option, you may also not withdraw your election with respect to only part of an Eligible Option. Accordingly, if you elect to withdraw a previously tendered Eligible Option represented by a particular grant, you must withdraw your election with respect to the entire option represented by that particular grant, but you need not withdraw your tender of other Eligible Options represented by different grants.
     To withdraw any or all of your tendered Eligible Options, you must submit to us the Notice of Withdrawal form provided to you in connection with this Offer. The Notice of Withdrawal must be received by us on or before 12:00 midnight, Eastern Time, on February 26, 2009 (unless we extend the Expiration Date), and must be timely delivered using any of the following methods:
Via facsimile: to Maria Medrano at (847) 437-1666.
Via email: to otender@lime-energy.com.
Via regular mail or Overnight Courier: to
Lime Energy Co.
Attn: Maria Medrano
1280 Landmeier Road
Elk Grove Village, IL 60007-2410.
     Your election to withdraw previously tendered Eligible Options from the Offer will be effective only if you properly submit a Notice of Withdrawal before the Expiration Date of the Offer.
     If you later decide that you want to make a new election to tender Eligible Options in this Offer, you must request and submit a new Election Form by following the instructions in Section 4. You may request additional copies of your personalized Election Form or the Notice of Withdrawal using the contact information provided in Section 4. The final change to your elections that you submit to us prior to the expiration of the Offer will be binding, and you will not be permitted to make any further withdrawals or elections after the Offer expires.
     You may not rescind any withdrawal, and Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those Eligible Options by delivering a new properly completed and executed Election Form before the Expiration Date of the Offer.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Election Forms. Our determinations of these matters will be final and binding.

     To be timely, your election to withdraw previously tendered options from this Offer must be received by us before the Offer expires by delivery of a Notice of Withdrawal as described above.
     The delivery of all documents, including any Notice of Withdrawal forms and any new Election Forms, is at your risk. We intend to confirm the receipt of your documents within three (3) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your documents.
6. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.
     Upon the terms and subject to the conditions of this Offer and promptly following the Expiration Date, we will accept for exchange all Eligible Options properly tendered and not validly withdrawn before the expiration of the Offer. All options accepted by us pursuant to this Offer will be cancelled as of the date of acceptance, and you will no longer have any rights under those options. Replacement Options will be granted to replace the Eligible Options tendered. Replacement Options will be granted as of the Cancellation Date.
     You must tender for exchange the entire outstanding, unexercised portion of an Eligible Option. We will not accept partial tender of an Eligible Option.
     For purposes of the Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn as of the date we give notice to Eligible Participants of our acceptance. We will give notice of our acceptance, which may be by e-mail, facsimile or press release, promptly following the Expiration Date.
     The Replacement Options will be granted as of the Cancellation Date and, as promptly as practicable after the grant date, we will send you the Replacement Option. This agreement will be effective from and as of the grant date.
     If you are not an Eligible Participant on the Expiration Date, your election to exchange your Eligible Options will automatically be deemed to have been withdrawn as of the date you no longer qualified as an Eligible Participant and our Offer will not affect the terms of your existing options.
7. Conditions of the Offer.
     Subject to rules of the SEC and notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the Expiration Date, any of the following events have occurred, or have been determined by us, in our reasonable judgment, to have occurred:
•	there shall have been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us;

•	there shall have occurred:
•	any halt or general suspension of trading in our securities on any national securities exchange, quotation system in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this Offer; or

•	the escalation of worldwide or national hostilities as a result of an act of war or terrorism, including the commencement of any war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer;
•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares; or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of Eligible Options;
•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that would or, in our reasonable judgment, could require us to record for financial reporting purposes compensation expense in connection with the Offer;

•	a tender or exchange Offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to exchange for a description of the contemplated benefits of the Offer to us); or

•	any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority (“FINRA”), the Nasdaq Capital Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Lime.
     If any of the above events occur, we may:
•	terminate this Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;

•	amend the terms of this Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.
     The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. If such an event occurs and we decide to terminate the Offer, we will notify all Eligible Participants of our decision within one business day after the date we first learn that such an event has occurred. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. However, if we fail to timely provide notification that the Offer is being terminated within one day following us first discovering such condition has occurred, we will be deemed to have waived such condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8. Exchange Ratios.
     We have established three exchange ratios for Eligible Options depending on their exercise price. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the Eligible Options tendered in the exchange as calculated using the Hull & White trinomial lattice model. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Eligible Option Exercise Price	Exchange Ratio
$8.00 to $11.99	2 for 1
$12.00 to $14.99	3 for 1
$15.00 and above	10 for 1
     The exchange ratio represents the number of shares of our common stock underlying the Eligible Option that you will exchange for one share of our common stock underlying the Replacement Option. The total number of shares subject to the Replacement Option an Eligible Participant will receive in exchange for a tendered Eligible Option will be determined by applying the exchange ratio to the number of shares of our common stock subject to that Eligible Option and rounding to the nearest whole share. For example, if an Eligible Participant holds an Eligible Option entitling him or her to purchase 1,000 shares of our common stock at an exercise price of $10.00 per share, he or she, after applying the applicable exchange ratio of 2 for 1, would receive a Replacement Option entitling him or her to purchase 500 shares of our common stock at the Offer Price.
9. Price Range of Lime Common Stock.
     The Lime common stock that underlies your options is currently traded on the Nasdaq Capital Market under the symbol “LIME.” From June 12, 2006 through February 24, 2008 our common stock traded on the OTC Bulletin Board, which reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. On February 25, 2008 our stock began trading on the Nasdaq Capital Market with its current trading symbol. The following table shows, for the periods indicated, the high and low selling prices per share of our common stock as reported on those exchanges and markets.

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2007:
Fiscal Quarter Ended March 31, 2007	$7.70	$6.30
Fiscal Quarter Ended June 30, 2007	$15.05	$5.81
Fiscal Quarter Ended September 30, 2007	$14.21	$9.45
Fiscal Quarter Ended December 31, 2007	$15.75	$5.60

Fiscal Year Ended December 31, 2008:
Fiscal Quarter Ended March 31, 2008	$12.00	$6.30
Fiscal Quarter Ended June 30, 2008	$10.50	$5.70
Fiscal Quarter Ended September 30, 2008	$7.25	$5.00
Fiscal Quarter Ended December 31, 2008	$6.31	$3.26

Fiscal Year Ended December 31, 2009:
Fiscal Quarter Ended December 31, 2008 (through January 23, 2009)	$5.00	$4.05
     The per share exercise price of the Replacement Options is equal to the Offer Price, which is the closing price for a share of our common stock on the Cancellation Date, as reported on the Nasdaq Capital Market. On January 23, 2009, the closing bid price per share of our common stock as reported by the Nasdaq Capital Market was $4.26. The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. We believe that such fluctuations will continue as a result of future announcements concerning Lime, our competitors or principal customers, new service introductions, governmental regulations, litigation or changes in earnings estimates by analysts. Historically, the stock market has experienced significant price and volume fluctuations. In addition, our common stock may thereafter trade at prices below the exercise price of the Replacement Options. Depending on the exercise price of your tendered Eligible Options and other factors, your Replacement Options may be less valuable than the tendered Eligible Options they replace.
     We recommend that you obtain current market quotations for Lime common stock before deciding whether to tender your Eligible Options for exchange. However, you should also consider that the current market price of Lime common stock may provide little or no basis for predicting what the market price of Lime common stock will be at any time in the future.

10. Exchange Consideration; Terms of Replacement Options.
Exchange Consideration.
     If you elect to participate in this Offer, we will issue you Replacement Options in exchange for your tendered Eligible Options. This is not a one-for-one exchange, however. The intent of this Offer is for the Replacement Options to have a fair value approximately equivalent to the fair value of the Eligible Options they replace, determined using the Hull & White enhanced trinomial lattice model. Since the Replacement Options will have an exercise price lower than the exercise price of the Eligible Options they replace, the number of shares of our common stock underlying the Replacement Options granted in exchange for the Eligible Options will be less than the number of shares of common stock underlying the Eligible Options they replace. The ratio of number of shares of common stock subject to an Eligible Option and the number of shares of common stock subject to Replacement Option is referred to as the exchange ratio. Your personalized Election Form identifies the number of shares of common stock underlying the Eligible Options held by you, the exercise price, the exchange ratio applicable to that Eligible Option, and the number of shares of common stock underlying the Replacement Option that would be issued in exchange for that Eligible Option. The number of shares of common stock subject to a Replacement Option will be rounded up or down to the nearest whole number (with .50 rounded up).
     As of the Commencement Date of this Offer, there were 2,158,512 shares of our common stock subject to outstanding options issued under our 2008 Long-Term Incentive Plan, 2001 Stock Incentive Plan, and Directors’ Stock Option Plan. Of these outstanding options, there were 636,096 shares of our common stock subject to Eligible Options under this Offer, which is 25.2% of outstanding options. Assuming that all Eligible Participants tender all of their Eligible Options, we expect the number of shares of our common stock subject to Replacement Options to be 307,486 which would represent 14.2% of then outstanding options.
     The following table shows the number of eligible stock options within each exercise price range as of January 23, 2009:

Eligible Option Exercise Price	Number of Shares	Weighted Average Exercise Price
$8.00 to $11.99	607,535	$10.95
$12.00 to $14.99	3,570	$12.88
$15.00 and above	24,991	$87.75
TOTAL	636,096	$13.96
General Terms of Replacement Options.
     Replacement Options will retain the same character as the Eligible Options they replace — e.g. if the Eligible Option you tender for exchange is an incentive stock option, your Replacement Option will likewise be an incentive stock option. Your Replacement Options will be granted on the Cancellation Date, will have an exercise price equal to the Offer Price, will vest in accordance with the same vesting schedule applicable to the Eligible Option you tendered for exchange, and will expire on the same date that the Eligible Option that it replaces would have expired.
2008 Long-Term Incentive Plan.
     The statements and descriptions contained in this Offer concerning our Stock Plan are merely summaries. The statements are subject to, and are qualified in their entirety by reference to, the Stock Plan that is included as an exhibit to the Schedule TO of which this Offer is a part. Please contact Maria Medrano by phone at (847) 437-1666 or by email to otender@lime-energy.com to receive a copy of our Stock Plan. We will promptly furnish you a copy of this document upon request at our expense.
Shares Eligible for Issuance Under Our 2008 Long-Term Incentive Plan.
     As a result of an amendment that took effect on January 26, 2009, there were 880,000 shares of our common stock authorized for issuance under our Stock Plan, of which 573,815 shares of common stock are subject to outstanding options and restricted stock awards. Our Stock Plan contains an “evergreen” provision which provides that on January 1 of each year the number of shares eligible for issuance under our Stock Plan is increased by an amount equal to 250,000 shares of common stock. Our Stock Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, and restricted stock.

General Terms of Our Stock Plan.
     The Stock Plan is administered by the Compensation Committee of our Board of Directors, which we refer to as the administrator. Subject to the other provisions of the Stock Plan, the administrator generally has the power to determine the terms and conditions of the options granted, including the type of award, exercise price, number of shares covered by the award, and the vesting period.
Term.
     The Replacement Options issued in exchange for the tendered Eligible Options will have the same term as the term that remained under the Eligible Options they replace.
Discontinuation of Service on Our Board of Directors or Termination of Employment Before the Cancellation Date.
     If, for any reason, you are no longer serving on our Board of Directors (applicable only to members of our Board of Directors) or your employment with us terminates prior to the expiration of the Offer, your tendered Eligible Options will automatically be withdrawn. If automatically withdrawn, your Eligible Options will be unaffected and you may exercise those options to the extent they are vested at the time of your discontinuation of service on our Board of Directors or termination of employment, but only during the limited period for which those options remain exercisable pursuant their terms.
Discontinuation of Service on Our Board of Directors or Termination of Employment After the Cancellation Date.
     The Stock Plan generally provides that if your employment terminates, other than as a result of your total and permanent disability or your death, you may exercise your option within the time specified pursuant to the terms of your option. The Stock Plan generally provides that if your employment terminates because of your death or permanent disability, you or your designated beneficiaries, or if no beneficiary survives you, the administrator or executor of your estate, may, within a limited period after the date of your death, exercise any vested but unexercised portion of your option.
Exercise Price.
     The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the Replacement Options is equal to the Offer Price.
Vesting and Exercise.
     Each Replacement Option granted in exchange for a tendered Eligible Option will vest according to same vesting schedule that applied to the Eligible Option it replaced. If the Eligible Option tendered was fully or partially vested, then the Replacement Option issued in exchange for that Eligible Option will be fully or partially vested to the same extent as the Eligible Option it replaced. The vesting schedule for the Replacement Option will be set forth in the Replacement Option Agreement between you and the Company.
Adjustments Upon Key Events.
     If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs, either before or after the Cancellation Date, an appropriate adjustment will be made to the number of shares covered by each Eligible Option or Replacement Option, as applicable, without any material change in the aggregate exercise price.
Transferability of Replacement Options.
     Replacement Options that are incentive stock options may not be transferred, other than by will or the laws of descent or distribution; provided, however, the holder may designate a beneficiary of the holder’s option in the event of the holder’s death. Replacement Options that are nonqualified stock options also may not be transferred, other than by will or the laws of descent or distribution, by lifetime gift or domestic relations order to member’s of the holder’s immediate family, or unless otherwise permitted by the administrator.

Registration of Shares Underlying Options.
     The offers and sales of shares of common stock issuable upon exercise of the Replacement Options are registered under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 filed with the SEC. Subject to rules applicable to affiliates of the Company, you will be able to sell the shares of common stock issuable upon exercise of your Replacement Options without any transfer restrictions under applicable U.S. securities laws.
U.S. Federal Income Tax Consequences.
     You should refer to Section 15 of this Offer for a discussion of the material U.S. federal income tax consequences of the Replacement Options and the tendered Eligible Options, as well as the consequences of accepting or rejecting this Offer. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
Employee Stock Purchase Plan.
     On November 18, 2008, our Board approved the Lime Energy Co. 2008 Employee Stock Purchase Plan (“ESPP”), subject to stockholder approval. The holders of a majority of the total number of shares of our outstanding Common Stock approved the ESPP pursuant to a consent dated November 13, 2008. Stockholder approval of the ESPP took effect on January 26, 2009.
     All of our employees and employees of our subsidiaries whose customary employment is at least 20 hours per week and at least five months per calendar year are eligible to participate in the ESPP, except for persons who are deemed under Section 423(b)(3) of the Code, to own 5% or more of our voting stock. The ESPP provides, for a series of six-month offering periods commencing on January 1 and July 1 of each year, with the first offering per period commencing on January 1, 2009. During each offering period, employees who enroll in the ESPP for the offering period are granted an option to purchase shares through the accumulation of payroll deductions of not more than 15% of each participant’s compensation (up to a maximum of $25,000 per calendar year, based on the fair market value of the shares determined as of the date the option to purchase such shares is granted). The number of shares to be purchased will be determined by dividing the participant’s balance in the ESPP account on the last day of the offering period by the purchase price per share. The purchase price per share will be the lesser of 85% of the fair market value of our common stock on the last day of the offering period or 85% of the fair market value on the first day of the offering period. Unless a participant withdraws from the ESPP, such participant’s option will be exercised automatically on the last day of the offering period.
     The statements and descriptions contained in this Offer concerning the ESPP are merely summaries. The statements are subject to, and are qualified in their entirety by reference to, the ESPP that is included as an exhibit to the Definitive Information Statement filed December 31, 2008, which is incorporated herein by reference. Please contact Maria Medrano by phone at (847) 437-1666 or by email to otender@lime-energy.com to receive a copy of ESPP. We will promptly furnish you a copy of this document upon request at our expense.
     Participation in the ESPP does not prevent you from participating in this exchange Offer, or vice versa.
11. Information About Lime.
     Lime has evolved considerably since it was formed in 1997 as an energy technology company to manufacture and sell the EnergySaver. The eMAC line of HVAC and lighting controllers has replaced the EnergySaver as our energy technology product, and energy technology is no longer our primary source of revenue. In June 2006 we launched our Energy Efficiency Services business through an acquisition. Our Energy Efficiency Services segment has grown rapidly through acquisitions and organic growth, and it represented 83% of our consolidated revenue and 95% of our pro forma revenue in 2007.
     In 1997 we were formed as Electric City LLC, a Delaware limited liability company, for the purpose of marketing a line of lighting controllers, which we marketed under the EnergySaver name. In 1998 we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation. In 1998 we established a public trading market for our common stock through a merger with an inactive, unaffiliated company. Trading in our common stock commenced on August 14, 1998 on the OTC Bulletin Board. In May 2005 we acquired Maximum Performance Group, Inc., or MPG, a technology-based provider of energy and asset management products and services. MPG manufactures and markets its eMAC line of controllers for HVAC and lighting applications.
     In June 2006 we established our energy service business through the acquisition of Parke P.A.N.D.A. Corporation, or Parke. Parke is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. We expanded this business through the acquisition of Kapadia Consulting, Inc., or Kapadia, in September 2006. Kapadia is an engineering firm that specializes in energy efficiency solutions consulting and energy efficient lighting upgrades for commercial and industrial users. During 2007 we added to this segment through two small acquisitions and the opening of two additional offices.
     In June 2008 we acquired AEM. AEM provides energy engineering and consulting services and energy efficiency services similar to our existing energy efficiency lighting solutions, and it also provides mechanical and electrical conservation services, water conservation services and renewable energy solutions.
     Our executive offices are located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, and our telephone number is (847) 437-1666.
     We are a leading provider of energy efficiency solutions that enable our clients to reduce their energy-related expenditures and the impact of their energy use on the environment. Our clients include commercial and industrial businesses, property owners and managers and energy service companies serving government and educational institutions. Our core Energy Efficiency Services business provides energy engineering and consulting services as well as the development and implementation of energy efficiency lighting upgrade services, mechanical and electrical conservation services, water conservation services and renewable energy solutions. Through our Energy Technology business, we also offer a proprietary line of intelligent controllers that provide continuous management of HVAC and lighting equipment using wireless communication technology in order to reduce energy usage and improve system reliability.
Recent Events.
     On November 13, 2008 we entered into subscription agreements with 15 investors to sell 1,787,893 units (the “Units”), each comprised of one share of our common stock and a warrant to purchase an additional quarter share of common stock. These investors included Richard P. Kiphart, David R. Asplund, Daniel W. Parke, Gregory T. Barnum, David Valentine and Jeffrey R. Mistarz, all of whom are our directors and/or officers. The sale price was $3.51 per Unit, which was equal to 75% of the volume-weighted average price of our common stock for the ten days prior to closing. The warrants allow holders to purchase a share of common stock for $4.10 per share, which was the closing price of our common stock on the day prior to the closing, and the warrants are exercisable any time after May 13, 2009 and before November 13, 2011. The total gross proceeds raised in the private placement will be $6,275,500. The private placement will close in two tranches: tranche A, which is comprised of unaffiliated investors; and tranche B which is comprised of affiliated investors. We raised $3,000,500 in tranche A, which closed on November 13, 2008. We anticipate closing on the remaining $3,275,000 in tranche B in January 30, 2009. Proceeds from the Private Placement will be used for working capital purposes.
     On November 14, 2008, we entered into a Preferred Stock Purchase Agreement with Richard P. Kiphart, our Chairman and largest individual stockholder, under which we sold Mr. Kiphart 358,710 shares of newly created Preferred Stock in exchange for his agreement to cancel a promissory note we issued in the principal amount of $14,707,104. The note bore interest at 17% per annum and matured on March 31, 2009. Each outstanding share of Preferred Stock is entitled to cumulative quarterly dividends at a rate of (i) 15% per annum of its stated value, which is $41.00 per share, on or prior to March 31, 2009 (9% payable in cash and 6% payable in additional shares of Preferred Stock); and (ii) 17% per annum of its stated value at any time on or after April 1, 2009 (9% payable in cash and 8% payable in additional shares of Preferred Stock). Each share of Preferred Stock is currently entitled to ten votes and the Preferred Stock votes along with the common stock. The Preferred Stock is convertible into shares of common stock on a ten-for-one basis anytime after December 31, 2009, subject to adjustment. In connection with this recapitalization, we expect to remove $14.7 million in liabilities from our balance sheet and treat the Preferred Stock as equity.
     On November 18, 2008, we entered into a Stock Purchase Agreement with controlling stockholders (the “Sellers”) of Advanced Biotherapy, Inc. (“ADVB”), pursuant to which we agreed to acquire 90.8% of the outstanding capital stock of ADVB at $0.008625 per share in exchange for 2,252,341 shares of our common stock. We are contractually obligated to offer the ADVB minority stockholders registered common stock on the same terms as received by the Sellers. By acquiring ADVB, we will gain access to its assets, which as of November 18, 2008 included 1) approximately $6.2 million in cash; 2) an $800,000 convertible promissory note from a company that is majority owned by Mr. Richard Kiphart our Chairman and largest individual stockholder; and 3) our $4.5 million revolving promissory held by ADVB, which interest at 17% per year and matures on March 31, 2009. We intend to cancel this note following consummation of the acquisition, which anticipate will occur sometime during the first quarter of 2009. There was $1.89 million outstanding on the revolving promissory note on January 13, 2009. Mr. Kiphart, one of the Sellers, is the beneficial owner of more than 80% of the shares of ADVB and serves as its Chairman, on one hand, and is the beneficial owner of more than 22% of our capital stock and serves as our Chairman, on the other hand. Mr. David Valentine is also a shareholder and director of both Lime and ADVB.
     Unaudited pro forma Condensed Combined balance sheet data relating to the recent events described above is attached as Schedule D to this Offer to Exchange.
Other Events.
     Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:
•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common shares being delisted from the Nasdaq Capital Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition or disposition of more than 10% of shares of our common stock (or securities convertible into or exercisable for such number of shares of our common stock) by any person; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.
     We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our Offer.
Financial Information.
     Set forth below is a selected summary of financial information about Lime. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Part II, Item 8 of our Annual Report on Form 10-K for its fiscal year ended December 31, 2007, and Part I, Item 1 of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, which are incorporated herein by reference. See Section 18.
     All of the Lime Statement of Operations data has been revised from the original presentation in the audited financial statements to reflect Lime’s Building Control and Automation segment as a discontinued operation, which was sold effective March 31, 2006. The Lime selected financial data for the nine-month periods ended September 30, 2007 and 2008 have been derived from our unaudited financial statements; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for a fair statement of results for the interim periods.
     On June 11, 2008, we acquired all of the outstanding shares of AEM for $3.5 million in cash and 882,275 shares of our unregistered common stock, plus the assumption of $5.9 million of outstanding debt. In addition, the sellers of AEM can receive up to an additional $1.0 million in cash and 126,103 shares of common stock if AEM achieves revenue and adjusted EBITDA targets during the period from the acquisition through the end of 2008. Immediately following the acquisition, we infused $2.0 million of equity into AEM to provide for its working capital needs. We financed the acquisition and the equity infusion by drawing on an $11.0 million line of credit from our major stockholder and director, Richard P. Kiphart, and Advanced Biotherapy, an entity of which Mr. Kiphart is the majority stockholder. Unaudited pro forma financial information relating to the AEM acquisition is attached as Schedule C to this Offer to Exchange.
     In December 2006 we discontinued the marketing of what had been our original core product, EnergySaver. The eMAC line of HVAC and lighting controllers has replaced the EnergySaver as our energy technology product; however energy technology is no longer our primary source of revenue. In June 2006, through an acquisition, we launched our Energy Efficiency Services business. Our Energy Efficiency Services segment has grown rapidly through acquisitions and organic growth, and in 2007 this segment represented 83% of our consolidated revenue and 95% of our pro forma revenue. The balance of our consolidated 2007 revenue was derived from our Energy Technology business. We expect that our Energy Efficiency Services segment will represent the majority of our business for the foreseeable future.
     Effective January 1, 2006, we adopted SFAS 123(R). As a result of adopting SFAS 123(R), $4.8 million and $3.7 million of stock-based compensation expense was included in the results for the years ended December 31, 2006 and 2007, respectively. Prior to January 1, 2006, no expense was recognized related to our stock options because the exercise prices of the stock options were set at the stock’s fair market value on the date the options were granted in accordance with the method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the associated interpretations using the intrinsic method.
     The historical results presented below are not necessarily indicative of the results to be expected for any future period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes thereto, included in our Annual Report on Form 10-K for its fiscal year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, which are incorporated herein by reference.
Statement of Operations and Balance Sheet Data

			Nine Months Ended
			September 30,
	Year Ended December 31,		2007	2008
	2006	2007	(unaudited)	(unaudited)

Statement of Operations Data:
Revenue	$8,143,624	$19,481,130	$12,092,330	$28,173,327
Cost of sales	6,931,294	15,082,400	9,127,859	22,586,492

Gross profit (loss)	1,212,330	4,398,730	2,964,471	5,586,835
Selling, general and administrative	12,165,700	13,072,381	8,869,749	14,311,751
Amortization of intangibles	1,210,006	2,011,878	1,652,710	1,377,016
Impairment loss	1,183,525	4,181,969	—	—

Operating loss	(13,346,901)	(14,867,498)	(7,557,988)	(10,101,932)

Interest expense, net	(3,079,188)	(685,230)	(361,928)	(1,800,733)
Loss from continuing operations	(16,426,089)	(15,552,728)	(7,919,916)	(11,902,665)

Income (loss) from discontinued operations	(21,425)	—	—	—

Net loss	(16,447,514)	(15,552,728)	(7,919,916)	(11,902,665)

Preferred stock dividends	(24,347,725)	—	—	—

Net loss available to common stockholders	(40,795,239)	(15,552,728)	(7,919,916)	(11,902,665)

Basic and diluted loss per common share from continuing operations (1)	$(10.60)	$(2.06)	$(1.05)	$(1.46)
Basic and diluted loss per common share (1)	$(10.61)	$(2.06)	$(1.05)	$(1.46)

Weighted average common shares outstanding (1)	3,844,087	7,541,960	7,508,926	8,124,997

Balance Sheet Data:
Cash and cash equivalents	$4,663,618	$4,780,701	$4,632,512	$879,385
Working capital (deficiency)	$3,606,419	$5,825,753	$7,024,578	$(10,848,593)
Total assets	$25,396,865	$25,943,832	$29,952,622	$54,419,318
Long-term debt, including current portion	$567,091	$3,269,634	$2,984,911	$4,753,655
Total stockholders’ equity	$18,184,756	$13,869,246	$19,589,868	$12,496,576

(1)	During 2006 we effected a 1-for-15 reverse stock split. During 2008 we effected a 1-for-7 reverse stock split. The weighted average common shares outstanding and the earnings per share values have been adjusted in all periods as if the reverse stock splits had occurred prior to January 1, 2006.
Ratio of Earnings to Fixed Charges:
     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest, amortization of original issue discount and debt issuance costs, as applicable) and the estimated portion of operating lease rental expense that represents the interest factor.

			For the
			nine months
			ended
	For the year ended December 31,		September 30, 2008
	2006	2007

Earnings:
Pretax income from continuing operations before adjustment for minority interests or income (loss) from equity investees	$(16,426,089)	$(15,552,728)	$(11,902,665)
Amortization of capitalized interest	—	—	—

Adjusted pretax loss from continuing operations	$(16,426,089)	$(15,552,728)	$(11902,665)
Fixed charges	1,540,209	952,093	1,871,001
Interest capitalized	—	—	—

Total earnings available for fixed charges	$(14,885,880)	$(14,600,635)	$(10,031,664)

Fixed charges:
Interest expensed and capitalized	$364,239	$359,637	$1,119,460
Amortized premiums, discounts and capitalized expenses relating to indebtedness	1,175,970	592,456	751,541

Total fixed charges	$1,540,209	$952,093	$1,871,001

Ratio of earnings to fixed charges	-9.7	-15.3	-5.4

Deficiency of earnings to fixed charges	$13,345,671	$13,648,542	$8,160,663

Book Value Per Share
     Book value per share as of September 30, 2008 was $1.62, based on 7,720, 269 total issued and outstanding shares as of such date.
Pro Forma Financial Information
     As described above, on June 11, 2008, we acquired all of the outstanding shares of AEM. Incorporated herein by reference and attached as Schedule C to this Offer to Exchange is unaudited pro forma financial information relating to the AEM acquisition for the 12 month period ended December 31, 2007 and the nine month period ended September 30, 2008.
     As described under above in the “Recent Events” discussion beginning on page 21, in November 2008, we announced transactions relating to a private placement, note restructuring, and stock purchase agreement to acquire Advanced Biotherapy Inc. Incorporated herein by reference and attached as Schedule D to this Offer to Exchange is unaudited pro forma condensed combined balance sheet data as of September 30, 2008 relating to the recent events transactions.
12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options.
     A list of the members of our board of directors and executive officers who are eligible to participate in this Offer, including a listing of shares subject to Eligible Options held by such individuals, is attached as Schedule A, which is incorporated herein by reference. For information with respect to the beneficial ownership of our common stock by those executive officers who were beneficial owners of our common stock as of November 24, 2008, please refer to our Definitive Information Statement on Schedule 14C filed with the SEC on December 31, 2008, which is incorporated by reference.
     Other than the Private Offering, the Preferred Stock Sale and the Acquisition of Advanced Biotherapy, Inc., all of which are described on our Current Report on Form 8-K filed with the SEC on November 18, 2008 and other than transactions in our securities in the ordinary course under our Stock Plan with persons who are neither executive officers nor directors of Lime, neither Lime nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase Lime common stock, in shares of Lime common stock, or in other securities convertible into or exercisable for shares of Lime common stock during the 60 days prior to January 28, 2009.
13. Status of Eligible Options Acquired by Us in the Offer.
     Options that were originally issued pursuant to our Stock Plan that we acquire through the Offer will be cancelled and, to the extent that the number of shares of common stock subject to the tendered Eligible Options that we accept under this Offer exceed the number of shares of common stock subject to the Replacement Options, such excess shares will not be added back to the pool of eligible shares under our Stock Plan and, consequently, will not be eligible for issuance in the future under the Stock Plan.
14. Legal Matters; Regulatory Approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and the issuance of Replacement Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, which we have not already obtained. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Offer to accept tendered Eligible Options for exchange and to issue Replacement Options is subject to the conditions described in Section 7 of this Offer.
15. Material U.S. Federal Income Tax Consequences.
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Material United States Tax Consequences.
     The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options and the grant of Replacement Options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Participants. If you are a citizen or resident of a country other than the United States, or are subject to the tax laws of more than one country, or change your residence or citizenship during the offer period, the information contained in this discussion may not be applicable to you. Because of the limited scope of the discussion provided herein, and because the tax consequences will vary depending on individual circumstances, each Eligible Participant is urged to consult with his or her own tax advisor.
     We believe that if you exchange your Eligible Options for Replacement Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the Replacement Options are granted. However, see discussion below under Incentive Stock Options for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

     If you tender an Eligible Option that was a non-qualified stock option and your Eligible Option is accepted and cancelled, the Replacement Option issued to you will be a non-qualified stock option. If you tender an Eligible Option that was an incentive stock option and your Eligible Option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. If you tender an Eligible Option that was in part a non-qualified stock option and part incentive stock option and your Eligible Option is accepted and cancelled, the Replacement Option will likewise be part non-qualified stock option and part incentive stock option in the same proportion as the Eligible Option it replaces unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as a non-qualified stock option.
Non-qualified Stock Options.
     Generally, you will not recognize compensation income upon the grant of a non-qualified stock option. However, you generally will recognize compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.
     Your tax basis for any shares acquired upon exercise of a non-qualified option will equal the exercise price you paid plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and your tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if you have held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if you held such shares for less than one year.
Incentive Stock Options.
     Generally, you will not recognize compensation income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. Instead, the tax is generally deferred until you sell the stock acquired upon exercise of the incentive stock option, at which time you are taxed on the entire gain. As long as the sale is at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the gain will be taxed at the long-term capital gains rate. However, for alternative minimum tax, or AMT, purposes, the amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price is considered income subject to AMT. If you sell stock acquired on exercise of an incentive stock option within two years of the date that the date that the incentive stock option was granted, or within one year of the date the incentive stock option was exercised, you must treat gain realized on the disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price you paid for the stock, or (2) the amount realized on disposition of the stock minus the exercise price you paid for the stock. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.
     If you choose not to participate in the Offer, we believe that you will not be subject to current U.S. federal income tax. We also believe that the Offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the Offer. We currently anticipate that the Offer will not remain open for more than 20 business days. However, the terms of the Offer allow us to have the Offer remain open for more than 20 business days at our discretion. If you elect not to participate in the Offer in some circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the Offer.
     Should the Offer remain open for 30 calendar days or more and you choose not to participate in the Offer but do not affirmatively decline the Offer, you may be deemed to have a “modified option” pursuant to provisions of the Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the Offer. The modification will mean that your holding period for the incentive stock option will begin again which, as described above, could affect your ability to obtain long-term capital gain treatment on the sale of shares acquired on exercise. In addition, the IRS could assert that modified options do not qualify as incentive stock options. Accordingly, if you choose not to participate in the Offer, you should make sure to affirmatively decline the Offer within 29 days of the Commencement Date, just in case the Offer is extended beyond the 29 day period..
     You may affirmatively decline the offer by checking the box indicating “I choose not to participate in the Exchange Offer at this time” on the Election Form and deliver it (along with any other documents required) to Lime by the Expiration Date.
Tax Consequences to the Company.
     The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option or upon a disqualifying disposition of an incentive stock option in an amount equal to the amount of ordinary income attributable to an eligible employee upon exercise.
Withholding Taxes.
     We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an Eligible Participant who has been employed by us. We will require any such Eligible Participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any certificate for our common stock.
Compliance with Section 409A.
     If an equity award is subject to Code Section 409A and if the requirements of Code Section 409A are not met, the award may be subject to the early taxation of the option and the imposition of additional taxes and penalties. The Replacement Options issued in the exchange are designed to be exempt from Code Section 409A. However, if the options are determined not to be exempt, they may be subject to such early taxation and penalties.
16. Extension of Offer; Termination; Amendment.
     We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any Eligible Options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and the approximate number of Eligible Options tendered to date. In the case of an extension, we will send an email or other written notice to all eligible employees no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. We will file a copy of such notice with the SEC.
     We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options elected to be exchanged if any of the events listed in Section 7 of this Offer occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of Eligible Options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the Eligible Options promptly after termination or withdrawal of a tender offer.
     Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our sole discretion, and regardless of whether any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer. If we materially change the Offer, we will send an email or other written notice to all Eligible Participants disclosing any material change no later than 9:00 a.m., Eastern Time, on the next business day following the day we change the Offer. We will file a copy of such notice with the SEC.
     The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being offered by us for the Eligible Options in this Offer, the Offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.
17. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.
18. Additional Information.
     With respect to this Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on January 28, 2009, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Options.
     We also recommend that you review the following materials we have filed with the SEC and are incorporating by reference into this Offer before making your decision on whether to participate in the Offer:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 31, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 14, 2008;

•	Our Current Reports on Form 8-K, filed with the SEC on October 31, 2008, November 5, 2008 and November 18, 2008.

•	Our Definitive Proxy Statement on Schedule 14A for our fiscal 2008 Annual Meeting of Stockholders, filed with the SEC on April 22, 2008;

•	Our Definitive Information Statement on Schedule 14C filed with the SEC on December 31, 2008;

•	Our Registration Statement/Information Statement on Form S-4, and amendments thereto on Form S-4 (333-156924), filed originally with the SEC on January 23, 2009; and

•	A description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 21, 2008.
     You also may want to review other filings we make with the SEC after the date of this Offer.
     The filings listed above and any other filings we have made with the SEC may be examined, and copies may be obtained, at the SEC Public Reference Room,100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330 or by accessing its website at www.sec.gov/info/edgar/prrrules.htm.
     These filings and our other SEC filings also may be obtained, free of charge, at www.sec.gov, which can also be accessed via our website at www.lime-energy.com.
     Each person to whom a copy of this Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Lime Energy Co., Attn: Maria Medrano, 1280 Landmeier Road, Elk Grove Village, IL 60007-2410.
     The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this Offer.
19. Miscellaneous.
     This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described Schedule B to this Offer to Exchange. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.
     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your Eligible Options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A
Information About Our Directors and Executive Officers
     Information concerning the directors and executive officers of Lime Energy Co. is set forth in the table below:

			Shares
			Subject to	Shares
			All	Subject to
			Outstanding	Eligible
Name	Age	Positions and Offices Held	Options	Options
David R. Asplund	50	Chief Executive Officer & Director	825,711	122,853
Gregory T. Barnum	53	Director	36,427	7,856
William R. Carey, Jr.	61	Director	36,427	7,856
Joseph F. Desmond	44	Director	21,429	—
Richard P. Kiphart	67	Chairman of the Board	36,427	7,856
Jeffrey R. Mistarz	50	Chief Financial Officer, Treasurer & Corporate Secretary	236,430	39,525
Daniel W. Parke	53	President, Chief Operating Officer, and Director	318,570	143,571
David W. Valentine	38	Director	36,901	8,330
     The business address of each executive officer and director is: c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, IL 60007-2410.
     David R. Asplund has been one of our directors since June 2002 and has been our chief executive officer since January 2006. Mr. Asplund has a degree in mechanical engineering from the University of Minnesota. Prior to becoming our CEO, Mr. Asplund was president of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999.
     Gregory T. Barnum has been one of our directors since March 2006. Mr. Barnum is currently the vice president of finance and chief financial officer of Datalink Corporation, an information storage architect. Prior to joining Datalink in March 2006, Mr. Barnum was the Vice President of Finance, Chief Financial Officer and Corporate Secretary of Computer Network Technology Corporation. From September 1992 to July 1997, Mr. Barnum served as Senior Vice President of Finance and Administration, Chief Financial Officer and Corporate Secretary at Tricord Systems, Inc., a manufacturer of enterprise servers. From May 1988 to September 1992, Mr. Barnum served as the Executive Vice President, Finance, Chief Financial Officer, Treasurer and Corporate Secretary for Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum also serves on the board of Wireless Ronin Technologies, Inc. Mr. Barnum is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
     William R. (“Max”) Carey, Jr. has been one of our directors since March 2006. Mr. Carey is the chairman of the CRD Companies: CRD, CRD Capital, and CRD Analytics, which he founded in 1981. He is also a managing director of Entrepreneur Equity Corporation, an insurance broker that creates specialty products for middle market companies. Mr. Carey also serves on the boards of Kforce, Inc., Crosswalk.com and J.B. Hanauer & Co., and is a founding board member of Crosswalk.com.
     Joseph F. Desmond has been one of our directors since January 2007. Mr. Desmond is the Senior Vice President, External Affairs for NorthernStar Natural Gas, a developer of liquefied natural gas import terminals. From May 2005 until November 2006, Mr. Desmond served as the Chairman of the California Energy Commission. From May 2006 to November 2006 Mr. Desmond also served as the Under Secretary for Energy Affairs in the California Resources Agency. Prior to his public service for the State of California, Mr. Desmond served as President and Chief Executive Officer of Infotility, Inc., an energy consulting and software development firm based in Boulder, Colorado. From 1997 to 2000, Mr. Desmond was President and Chief Executive Officer of Electronic Lighting, Inc., a manufacturer of controllable lighting systems, and from 1991 to 1997 he was with Parke Industries, where he served as vice president.
     Richard P. Kiphart has been one of our directors since January 2006, when he also became chairman of our board of directors. Mr. Kiphart is the head of the Corporate Finance Department and a Principal of William Blair & Company and has been with William Blair for over 42 years. In addition, Mr. Kiphart currently serves as a member of the board of directors of First Data Corp., and previously served on the Concord EFS board of directors from 1997 until 2004 and was chairman of

A-1

the Concord board of directors from February 2003 until March 2004. Mr. Kiphart is also currently a director of Advanced Biotherapy, Inc. and Nature Vision, Inc. In addition he is the former chairman of the Merit Music School, is the president and chief executive officer of the Lyric Opera of Chicago, and the vice chairman of the Erikson Institute. He also serves on the board of DATA (Debt AIDS Trade Africa). Mr. Kiphart is the father in-law of David Valentine, one of our directors.
     Jeffrey R. Mistarz has been our chief financial officer since January 2000, our treasurer since October 2000, an executive vice president since November 2002, our assistant secretary since February 2003 and our secretary since June 2006. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, where he was responsible for all areas of finance and accounting, managing capital and stockholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now JPMorgan Chase & Co.) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.
     Daniel W. Parke has served as one of our directors since October 2005 and has been our president and chief operating officer since June 2006 when we acquired Parke P.A.N.D.A. Corporation, which he owned and served as its president from its founding in 2001. In addition to serving as our president and chief operating officer, Mr. Parke continues to serve as the president of Parke, which is now named Parke Industries LLC. Mr. Parke was previously a founder of Parke Industries, Inc., an energy solutions provider which was acquired in February 1998 by Strategic Resource Solutions, an unregulated subsidiary of Carolina Power & Light.
     David W. Valentine has been one of our directors since May 2004. Mr. Valentine is currently the chief operating officer and a founding principal of Victory Park Capital, a private investment firm which he founded in June 2006. From April 2005 to June 2006, Mr. Valentine served as the portfolio manager of Private Investments for a Chicago-based hedge fund. From June 2004 to April 2005, Mr. Valentine served as President of KVG Partners, a private equity firm. From April 2000 to June 2004, Mr. Valentine served as the Global Head of Debt Private Placements for UBS Investment Bank. Prior to UBS, Mr. Valentine held several investment banking positions at ABNAMRO and Harris Nesbitt. Mr. Valentine also serves on the board of directors for Innovomed, Inc., Advanced Biotherapy, Inc. and Trustwave, Inc. He is also on the board of directors of a Washington DC-based advocacy group, the Friends of the Global Fight Against Aids, Tuberculosis, and Malaria. Mr. Valentine is the son-in-law of Richard Kiphart, our chairman.

A-2

SCHEDULE B

Risk Factors Related to Our Financial Condition, Business, and Common Stock

You should carefully consider the following risk factors, together with all of the other information included in this information statement/prospectus.

Risks Related to Our Financial Condition

We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.

We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. Our ability to continue as a going concern is ultimately dependent on our ability to increase sales to a level that will allow us to operate profitably and sustain positive operating cash flows. We must overcome marketing hurdles, including gaining market acceptance, in order to increase sales of our services and technologies. In addition, we may be required to reduce the prices of our services and technologies in order to increase sales. If we reduce prices, we may not be able to reduce costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we have spent and expect to continue to spend significant funds for: (i) general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; (ii) acquisitions, including our purchase of Applied Energy Management, Inc. (“AEM”) in June 2008; and (iii) research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability in the future or if we achieve profitability in the future, we may not be able to sustain it.

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations, and we might need to raise capital, which might not be available.

As of September 30, 2008, we had outstanding indebtedness of approximately $24.4 million, which represents approximately 69% of our total capitalization of $35.2 million.

Our substantial indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, growth initiatives, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

•	place us at a disadvantage compared to our competitors who have less debt; and

•	limit our ability to continue to offer customer financing in certain situations.

Any of the above listed factors could materially and adversely affect our business, results of operations and financial condition. Further, if we do not have sufficient earnings to service our debt, we may be required to refinance all or part of the existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

Additionally, in the past we have relied, to a large extent, on financing from related parties, including the financing of the AEM acquisition. There are no assurances that such related parties will continue to provide financing or financing on terms that are acceptable to us. We may require additional equity or debt financing for additional working capital for expansion, to consummate an acquisition or if we continue to suffer losses. In the event additional financing is unavailable to us, we may be unable to expand or make acquisitions and our stock price may decline.

If sufficient additional funding is not available to us, the commercialization of our services and technologies and our ability to grow is likely to be impaired.

Our operations have not generated positive cash flow since our inception on an annual basis. We have funded our operations through the issuance of common and Series A-1 preferred stock and debt. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, sell or shut down some of our businesses or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our services and technologies, which could have a material adverse effect on our business, results of operations and financial condition. If we should have to cease operations altogether, our stockholders’ investment is likely to be lost.

A downturn in the general economy or a recession could harm our operations and financial performance.

The energy efficiency solutions marketplace is rapidly evolving and growing, but we do not know how sensitive it is to a recession or downturn in the general economy. The current recession could harm the economic health of our clients and consequently decrease the demand for our energy efficiency solutions. Further, the sales of our energy efficiency solutions are made on the basis of purchase orders rather than long-term purchase commitments and consequently our clients may cancel, delay or otherwise modify their purchase commitments in response to economic pressures with little or no consequence to them and with little or no notice to us. Whether in response to an economic downturn affecting an industry or a customer’s specific business, any cancellation, delay or other modification in our clients’ orders could significantly reduce our revenue, impact our working capital, cause our operating results to fluctuate from period to period and make it more difficult for us to predict our revenue.

Risks Related to Our Business

We have a limited operating history under our current business model in a rapidly evolving market, which may make it difficult to evaluate our business and prospects, and may expose us to increased risks and uncertainties.

Our business has evolved substantially over time through organic growth and strategic acquisitions. Our current business model has only been in operation since June 2006, when we launched our Energy Efficiency Services business. Accordingly, we only have a limited history of generating revenues under our current business model, and the future revenue potential of our current business model in the rapidly evolving energy efficiency solutions market is uncertain. As a result of our short operating history under our current business model, we have limited financial data that can be used to evaluate our business, strategies, performance and prospects or an investment in our common stock. Any evaluation of our business and our prospects must be considered in light of our limited operating history under our current business model and the risks and uncertainties encountered by companies with new business models. To address these risks and uncertainties, among other things, we must do the following:

•	maintain and expand our current relationships and develop new relationships with commercial and industrial businesses, property owners and managers and large energy service companies serving government and educational institutions;

•	maintain and enhance our existing energy efficiency solutions;

•	continue to develop new and improved energy efficiency solutions that achieve significant market acceptance;

•	integrate AEM business, acquired in June 2008, into our current business model;

•	execute our business and marketing strategies successfully;

•	respond to competitive developments; and

•	attract, integrate, retain and motivate qualified personnel.

We may be unable to accomplish one or more of these objectives, which could cause our business to suffer and could have a material adverse effect on our business, results of operations and financial condition. In addition, accomplishing many of these goals might be very expensive, which could adversely impact our operating results and financial condition. Additionally, any predictions about our future operating results may not be as accurate as they could be if we had a longer operating history under our current business model.

It is difficult for us to estimate our future quarterly operating results.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the last two quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to our clients’ focus on making purchasing decisions near our fiscal year-end. Further, the sales of our energy efficiency solutions are made on the basis of purchase orders rather than long-term purchase commitments and consequently we do not have a constant and predictable stream of revenue from any one client. Additionally, because a few large projects are often responsible for a significant portion of AEM’s annual revenue, the level of activity, initial project delays or gaps between projects have historically led to significant fluctuations of revenue on an irregular basis throughout the fiscal year. As a result, we may be unable to forecast our revenue accurately, and a failure to meet our revenue or expense forecasts could have an immediate and negative impact on the market price of our common stock.

We may not be able to integrate the recent AEM acquisition successfully.

We are currently integrating the operations of AEM that we acquired in June 2008. We may experience difficulties in managing the integration process, including the following:

•	integrating acquired operations and products with our existing operations and products;

•	meeting operating expectations for the acquisition;

•	diverting management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to the acquisition;

•	retaining key personnel; and

•	establishing effective internal financial controls over the AEM business.

These difficulties could have a material adverse effect on our business, results of operations and financial condition, which could decrease our profitability and make it more difficult for us to grow our business. These difficulties could also result in a loss of confidence in the reliability of our financial statements, which could adversely affect the market price of our common stock.

Further, the potential risks associated with the AEM acquisition may necessitate additional financing which could result in increased debt or the issuance of additional equity securities, which may be dilutive to our existing stockholders and could have a material adverse effect on our business, results of operations and financial condition.

Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.

Our future growth may depend, in part, upon our ability to successfully identify, acquire and operate other complementary businesses. Any acquisition contemplated or completed by us may result in adverse short term effects on our reported results of operation; divert management’s attention; introduce risks associated with unanticipated problems or legal liabilities; cause the incurrence of additional debt; cause the issuance of additional equity; or introduce contingent liabilities and amortization expenses related to intangible assets, some or all of which could harm our business, results of operations and financial condition

In addition, often an acquired company’s performance is largely dependent on a few key people, particularly in smaller companies. If these key people leave the company, become less focused on the business or less motivated to make the business successful after the acquisition, the performance of the acquired company and our combined business may suffer.

We operate in a highly competitive industry and if we are unable to compete successfully our revenue and profitability will be adversely affected.

The energy efficiency solutions market is highly competitive, and we expect competition to increase and intensify as the energy efficiency solutions market continues to evolve. We face strong competition primarily from lighting and lighting fixture manufacturers including, Sylvania Lighting Systems and Orion Energy Systems, Inc., lighting fixture distributors, providers of energy efficiency lighting upgrades and maintenance, such as Amtek Inc., and small regional providers of energy efficiency solutions. As we continue to integrate the operations of AEM into our business, we expect that we will extend energy efficiency offerings that are currently available to AEM’s public sector clients to our commercial and industrial clients, and we expect to face additional competition from providers of those services in the commercial and industrial market. We compete primarily on the basis of client service and support, quality and scope of services and products, cost of services and products, ability to service clients on a national level, name recognition and financial resources, our experience and performance track record for services provided.

Many of our competitors are better capitalized than we are, have longer operating histories and strong existing client relationships, greater name recognition and more extensive engineering and sales and marketing capabilities. Competitors could focus their substantial resources on developing a competing business model or energy efficiency solutions that may be potentially more attractive to clients than our products or services. In addition, we may face competition from other products or technologies that reduce demand for electricity. Our competitors may also offer energy efficiency solutions at reduced prices in order to improve their competitive positions. If our large energy service company clients internally develop sufficient energy implementation capabilities, they may no longer outsource work to us. Any of these competitive factors could make it more difficult for us to attract and retain clients, require us to lower our prices in order to remain competitive and reduce our revenue and profitability, any of which could have a material adverse effect on our results of operations and financial condition.

We may be unable to obtain sufficient bonding capacity to support certain service offerings.

A significant number of AEM’s contracts require performance and surety bonds. Bonding capacity for construction projects has become increasingly difficult to obtain, and bonding companies are denying or restricting coverage to an increasing number of contractors. Some sureties have required us to post collateral, guarantees, agreements of indemnity and letters of credit to secure the performance and surety bonds. We may not be able to maintain a sufficient level of bonding capacity, which could preclude AEM from being able to bid for a number of contracts and successfully contract with a number of customers. If we are unable to obtain surety bonds, our business, results of operations and financial condition could be materially adversely affected.

Our success is largely dependent upon the skills, experience and efforts of our senior management and our ability to attract and retain highly qualified engineers and other skilled personnel, and the loss of their services or our inability to attract and retain such personnel could have a material adverse effect on our ability to expand our business or to maintain profitable operations.

Our continued success depends largely upon the continued availability, contributions, skills, experience and effort of our senior management, including David R. Asplund, our Chief Executive Officer, Daniel W. Parke, our President and Chief Operating Officer, Jeffrey R. Mistarz, our Chief Financial Officer and John E. O’Rourke, Chief Executive Officer and President of our AEM subsidiary. All of the current employment agreements with our senior management team may be terminated by the employee at any time and without notice. While all such agreements, with the exception of Daniel W. Parke, include noncompetition, non-solicitation and confidentiality covenants, there can be no assurance that such provisions will be enforceable or adequately protect us. The loss of the services of any of these persons might impede our operations or the achievement of our strategic and financial objectives, and we may not be able to attract and retain individuals with the same or similar level of experience or expertise. Additionally, we do not maintain key person life insurance on any member of our senior management. The loss or interruption of the service of members of our senior management or our inability to attract or retain other qualified personnel could have a material adverse effect on our ability to expand our business, implement our strategy or maintain profitable operations.

In addition, to execute our growth strategy and maintain our margins, we must attract and retain highly qualified engineers, other skilled personnel and an effective sales force that can accurately price our clients’ energy efficiency solution contracts. Competition for hiring these individuals is intense, especially with regard to engineers specializing in the energy efficiency solutions market. If we fail to attract and retain highly qualified engineers and other skilled personnel, our business and growth prospects could be materially adversely affected.

We depend upon a limited number of clients in any given period to generate a substantial portion of our revenue.

Historically, we did not have long-term contracts with our clients, and our dependence on individual key clients varied from period to period as a result of the significant size of some of our retrofit and multi-facility roll-out projects. In 2007, one client, Washington Mutual, Inc., accounted for approximately 10% of our consolidated revenue. With our acquisition of AEM in June 2008, we added large energy service companies and utilities to our client base that tend to be recurring clients. In 2007, approximately 60% of AEM’s revenues were generated from Honeywell International Inc. and DMJM Harris, Inc., a subsidiary of AECOM Technology Corporation. Honeywell, DMJM Harris and Washington Mutual accounted for approximately 27%, 13% and 3.5% of our pro forma 2007 consolidated revenue, respectively. On a pro forma basis, our top 10 clients accounted for approximately 59.5% and 67.5%, respectively, of our total revenue in fiscal 2007 and 2006, and 53.1% and 46.7% respectively, of our pro forma total revenue for the nine months ended September 30, 2007 and 2008. We expect large retrofit and roll-out projects to become a greater component of our total revenue in the near term. As a result, we may experience more client concentration in any given future period. The loss of, or substantial reduction in sales to, any of our significant clients could have a material adverse effect on our business, results of operations and financial condition in any given future period.

Our public sector business depends on a limited number of large energy service companies under contract by government and other public end-users.

A significant portion of our public sector business revenue is generated through our relationship with a limited number of large energy service companies that provide energy efficiency services to government and other public end-users. If for any reason government spending on energy efficiency services is reduced or postponed or government and other public end-users shift contracts to large energy service companies with whom we do not have established relationships, this may have a significant negative impact on our business, results of operations and financial condition. Further, our public sector projects typically have long payment cycles that may limit our liquidity and which could have a material adverse effect on our results of operations in any given future period.

The failure to effectively maintain, upgrade and sell our proprietary technologies could have a material adverse effect on our business, results of operations and financial condition.

A recent effort to upgrade the eMAC technology has taken significantly longer and cost more than initially anticipated. Total research and development costs incurred in connection with the eMAC upgrades were approximately $700,000, $300,000 and $37,000 for the years ended December 31, 2007, 2006 and 2005, respectively and $850,000 for the nine months ended September 30, 2008. The delay has adversely affected eMAC sales, resulting in significant losses in our Energy Technology segment which contributed to the impairment of its goodwill. This situation has also diverted a significant amount of management’s attention from the operation of our other businesses. We are currently evaluating several alternatives for this business, including restructuring it further in an attempt to bring it to profitability, selling it or shutting it down. If the steps we take to address the situation prove ineffective we may continue to experience losses and a drain on our management and cash resources, which could have a material adverse effect on our business, results of operations and financial condition. If we choose to keep the business, maintenance of proprietary technology must be effectively addressed in the future or it could impact our sales and profitability.

A decrease in electric retail rates could lessen demand for our energy efficiency solutions.

Our services and technologies have the greatest sales and profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current levels. If there is overbuilding of power generating stations in certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for our energy efficiency solutions, which could have a material adverse effect on our business, results of operations and financial condition.

Failure of our subcontractors to properly and effectively perform their services in a timely manner could cause delays in the delivery of our energy efficiency solutions.

Our success depends on our ability to provide quality, reliable energy efficiency solutions in a timely manner, which in part requires the proper removal and installation of lighting, heating, ventilation and air conditioning (“HVAC”) and other products by our contractors and subcontractors upon which we depend. A significant portion of our energy efficiency solutions are installed by contractors or subcontractors. Any delays, malfunctions, inefficiencies or interruptions in our energy efficiency solutions caused by improper installation could cause us to have difficulty retaining current clients and attracting new clients. Such delays could also result in additional costs that could affect the profit margin of our projects. In addition, our brand, reputation and growth could be negatively impacted.

Any internal or external security breaches involving our eMAC technology could harm our reputation, and even the perception of security risks regarding internet data transmission, whether or not valid, could inhibit market acceptance of our energy efficiency solutions and cause us to lose clients.

We and our clients use our eMAC technology to monitor, compile and analyze information related to our clients’ energy use for HVAC and lighting applications. In addition, our technology allows us to remotely control HVAC and lighting equipment at commercial, institutional and industrial locations. Our eMAC technology relies on the secure transmission of data over the Internet for some of its functionality. Well-publicized compromises of Internet security could have the effect of substantially reducing confidence in the Internet as a medium of data transmission. The occurrence or perception of security breaches in eMAC technology or our clients’ concerns about Internet security or the security of our energy efficiency solutions, whether or not they are warranted, could have a material adverse effect on our business, harm our reputation, inhibit market acceptance of the eMAC technology and cause us to lose clients, any of which could have a material adverse effect on our financial condition and results of operations.

If our information technology systems fail, or if we experience operation interruptions, then our business, results of operations and financial condition could be materially adversely affected.

The efficient operation of our business is dependent on our information technology systems. We rely on those systems generally to manage the day-to-day operation of our business, manage relationships with our clients, monitor our clients’ eMAC systems and maintain our financial and accounting records. The failure of our information technology systems, our inability to successfully maintain and enhance our information technology systems, or any compromise of the integrity or security of the data we generate from our information technology systems, could have a material adverse effect on our results of operations, disrupt our business and product development and make us unable, or severely limit our ability, to respond to client demands. In addition, our information technology systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood and other natural disasters;

•	employee or other theft;

•	attacks by computer viruses or hackers;

•	power outages; and

•	computer systems, Internet, telecommunications or data network failure.

Any interruption of our information technology systems could result in decreased revenue, increased expenses, increased capital expenditures, client dissatisfaction and potential lawsuits, any of which could have a material adverse effect on our results of operations or financial condition.

Product liability and personal injury claims could have a material adverse effect on our business, results of operations and financial condition.

We face exposure to product liability claims in the event that our energy efficiency solutions products fail to perform as expected or cause bodily injury or property damage. Since the majority of our products use electricity, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. Particularly because our products often incorporate new technologies or designs, we cannot predict whether or not product liability claims will be brought against us in the future or result in negative publicity about our business or materially adversely affect our client relations. Further, we face exposure to personal injury claims in the event that an individual is injured as a result of our negligence. Moreover, we may not have adequate resources in the event of a successful claim against us. A successful product liability or personal injury claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages which could materially adversely affect our results of operations and financial condition.

Our retrofitting process frequently involves responsibility for the removal and disposal of components containing hazardous materials and at times requires that our contractors or subcontractors work in hazardous conditions, either of which could give rise to a claim against us.

When we retrofit a client’s facility, we typically assume responsibility for removing and disposing of its existing lighting fixtures. Certain components of these fixtures typically contain trace amounts of mercury and other hazardous materials. Older components may also contain trace amounts of polychlorinated biphenyls (“PCBs”). We currently rely on licensed contractors to remove the components containing such hazardous materials at the client job site. The contractors then arrange for the disposal of such components at a licensed disposal facility. Failure by such contractors to remove or dispose of the components containing these hazardous materials in a safe, effective and lawful manner could give rise to liability for us, or could expose our workers or other persons to these hazardous materials, which could result in claims against us. Further, our workers are sometimes required to work in hazardous environments that present a risk of serious personal injury which could result in claims against us. A successful personal injury claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages and could materially adversely affect our results of operations and financial condition.

The success of our business depends on the market acceptance of our energy efficiency solutions.

Our future success depends on commercial acceptance of our energy efficiency solutions. If we are unable to convince current and potential clients of the advantages of our energy efficiency solutions, then our ability to sell our energy efficiency solutions will be limited. In addition, because the energy efficiency solutions market is rapidly evolving, we may not be able to accurately assess the size of the energy efficiency solutions market, and we may have limited insight into trends that may emerge and affect our business. If the market for our energy efficiency solutions does not continue to develop, or if the market does not accept our services and technologies, then our ability to grow our business could be limited and we may not be able to increase or maintain our revenue or profitability.

If we are unable to manage our anticipated revenue growth effectively, our operations and profitability could be adversely affected.

We intend to undertake a number of strategies in an effort to grow our revenue, including through acquisitions. If we are successful, our revenue growth may place significant strain on our limited resources. To properly manage any future revenue growth, we must continue to improve our management, operational, administrative, accounting and financial reporting systems and expand, train and manage our employee base, which may involve significant expenditures and increased operating costs. Due to our limited resources and experience, we may not be able to effectively manage the expansion of our operations or recruit and adequately train additional qualified personnel. If we are unable to manage our anticipated revenue growth effectively, the quality of our client care may suffer, we may experience client dissatisfaction, reduced future revenue or increased warranty claims, and our expenses could substantially and disproportionately increase. Any of these circumstances could adversely affect our business, results of operations and financial condition.

If our management fails to acquire companies in the future or to effectively negotiate the terms of future acquisitions, our growth may be impaired.

As part of our growth strategy, we intend to acquire companies with complementary technologies, products or services. Our management, including our board of directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. Our common stockholders may not have the opportunity to approve these acquisitions. In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination with an acquired company may fall significantly short of projections.

We may be unable to acquire companies that we identify as targets for various reasons, including:

•	our inability to interest such companies in a proposed transaction;

•	our inability to agree on the terms of an acquisition;

•	our inability to obtain adequate financing;

•	incompatibility between our management and management of a target company; and

•	our inability to obtain the approval of the holders of our common stock, if required.

If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot acquire companies with complementary technologies, products or services on terms acceptable to us, our future growth may be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

Our ability to use our net operating loss carry forwards may be subject to limitation, which could potentially result in increased future tax liability.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carry forwards attributable to the period prior to such change. The number of shares of our common stock that we have sold in various transactions since our inception, together with any subsequent shares of stock we issue, or that our stockholders may sell, including those to be sold in the ADVB Acquisition, may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry forwards, which amounted to approximately $75 million as of December 31, 2007, to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability.

If we are not able to protect our intellectual property rights against infringement, or if others obtain intellectual property rights relating to energy efficiency solutions, we could lose our competitive advantage in the energy efficiency technology solutions market.

We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. The steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect any competitive advantage we may have in the energy efficiency solutions market, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, patents held by third parties may limit our ability to sell or otherwise commercialize products and technologies and could result in the assertion of claims of patent infringement against us. Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources. We could be forced to seek to enter into license agreements with third parties to resolve claims of infringement by our technologies of the intellectual property rights of third parties. Such licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Ownership of Our Common Stock

The future trading market for our common stock may not be active on a consistent basis and the market price of our common stock could be subject to significant fluctuations after this offering.

Trading in our common stock has been limited and, at times, volatile since our shares were listed on The NASDAQ in February 2008. The trading volume of our common stock in the future depends in part on our ability to increase our revenue and reduce or eliminate our operating losses. If we are unable to achieve these goals, the trading market for our common stock may be negatively affected, which may make it difficult for you to sell your shares. An active trading market for our common stock may not develop or, if developed, be sustained, and the trading price of our common stock may fluctuate substantially.

The price of our common stock may also fluctuate as a result of:

•	variations in our operating results;

•	announcements by us, our competitors or others of significant business developments, changes in client relationships, acquisitions or expansion plans;

•	analysts’ earnings estimates, ratings and research reports;

•	the depth and liquidity of the market for our common stock;

•	speculation in the press;

•	strategic actions by us or our competitors, such as sales promotions or acquisitions;

•	actions by institutional and other stockholders;

•	recruitment or departure of key personnel; or

•	domestic and international economic factors and trends, some of which may be unrelated to our performance.

The stock markets, in general, periodically experience volatility that is sometimes unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline, and in particular, you may not be able to resell your shares at or above the public offering price.

In the past, following a period of volatility in the market price of a company’s securities, securities class action litigation has often been brought against a company. Because of the potential volatility of our common stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Due to the concentration of holdings of our stock, a limited number of investors may be able to control matters requiring common stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

There were 8,700,209 shares of our common stock outstanding as of September 30, 2008, of which a total of 13 investors beneficially own in the aggregate approximately 81%, which does not include Series A-1 preferred stock which is convertible into common stock. As a result of their significant ownership, these investors may have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation, as amended (the “Certificate of Incorporation”). This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, these investors could be able to seek to receive a control premium to the exclusion of other common stockholders.

A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by these holders, can be sold in the public market from time to time, subject to limitations imposed by federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by these investors or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities or for you to sell your shares if you choose to do so.

The large concentration of our shares held by this small group of stockholders could result in increased volatility in our stock price due to the limited number of shares available in the market.

Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest.

We may find it necessary to raise capital again some time in the future or to consummate additional acquisitions through the issuance of equity or equity-linked securities. If we raise additional funds in the future through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. The recent acquisition of AEM resulted in the dilution of our stockholders’ equity ownership and will result in the additional dilution of their interest if certain earn-out stock payments in connection with the purchase of AEM are triggered before January 1, 2009. The recent conversion of our convertible note due to Mr. Kiphart into shares of Series A-1 preferred stock will result in additional dilution if the preferred stock is converted into shares of our common stock. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. Depending on the terms, common stock holders may not have approval rights with respect to such issuances.

We expect our quarterly revenue and operating results to fluctuate. If we fail to meet the expectations of market analysts or investors, the market price of our common stock could decline substantially, and we could become subject to securities litigation.

Our business is seasonal and can be affected by cyclical factors outside of our control. In addition, we recognize revenue on many of our long-term contracts once the project is substantially complete, resulting in intermittent periods of fluctuating revenue. Our quarterly revenue and operating results have fluctuated in the past and may continue to vary from quarter to quarter in the future. You should not rely upon the results of one quarter as an indication of our future performance. Our revenue and operating results may fall below the expectations of market analysts or investors in some future quarter or quarters. Our failure to meet these expectations could have an adverse effect on the market price of our common stock. In addition, these fluctuations may result in volatility in our results of operations and/or have an adverse effect on the market price of our common stock. If the price of our common stock falls significantly we may be the target of securities litigation. If we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs, management’s attention could be diverted from the operation of our business, and our reputation could be damaged, which could have a material adverse effect on our business, results of operations and/or financial condition.

If securities analysts do not publish research or reports about our business or if they downgrade their evaluations of our stock, the price of our stock could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering us downgrade their estimates or evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of Lime, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

SCHEDULE C

Unaudited Pro Forma Consolidated Financial Information

On June 11, 2008, we acquired all of the outstanding shares of Applied Energy Management, Inc. (“AEM”) for $3.5 million in cash and 882,725 shares of our unregistered common stock, plus the assumption of $5.9 million of outstanding debt. In addition, the sellers of AEM can receive up to an additional $1.0 million in cash and 126,103 shares of common stock if AEM achieves certain revenue and adjusted EBITDA targets during the period from the acquisition through the end of 2008. Immediately following the acquisition, we infused $2.0 million of equity into AEM to provide for its working capital needs. We financed the acquisition and the equity infusion by drawing $5.5 million on an $11.0 million line of credit from our major stockholder and director, Richard P. Kiphart and AEM. We have accounted for the AEM acquisition as a purchase.

For purposes of the Management Discussion and Analysis section, our pro forma results of operations data present our pro forma results of operations for the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, as if the acquisition of AEM had occurred on January 1, 2007. Our pro forma results of operation data does not include the ADVB Acquisition as we do not intend to continue the operation of ADVB’s business. The AEM financial statements have been previously filed on August, 22, 2008.

Our pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated on the date indicated, nor are they necessarily indicative of our future operating results.

Our pro forma consolidated statement of earnings should be read in conjunction with our consolidated financial statements and their accompanying notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

	Lime Energy Co.	Applied Energy	Pro Forma
	Historical	Management(a)	Adjustments		Pro Forma

Revenue	$28,173,327	$10,136,672	$—		$38,309,999
Cost of sales	22,586,492	8,401,213	—		30,987,705

Gross Profit	5,586,835	1,735,459	—		7,322,294
Selling, general and administrative	14,311,751	4,152,058	—		18,463,809
Amortization of intangibles	1,377,016	—	(36,961	)(b)	1,340,055

Operating Loss	(10,101,932)	(2,416,599)	(36,961)		(12,481,570)

Other Income (Expense)
Interest income	70,268	—	—		70,268
Interest expense	(1,871,001)	(275,989)	(461,243	)(c)	(2,608,233)

Total other income (expense)	(1,800,733)	(275,989)	(461,243)		(2,537,965)

Net loss	$(11,902,665)	$(2,692,588)	$(424,282)		$(15,019,535)
Basic and Diluted Net Loss Per Common Share	$(1.46)	$	$		$(1.74)

Weighted Average Common Shares Outstanding	8,124,997		882,725		8,628,158 (d)

See introduction and accompanying notes.

C-1

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2007

	Lime Energy Co.	Applied Energy	Pro Forma
	Historical	Management	Adjustments		Pro Forma

Revenue	$19,481,130	$40,899,866	$—		$60,380,996
Cost of sales	15,082,400	32,080,602	—		47,163,002

Gross profit	4,398,730	8,819,264	—		13,217,994
Selling, general and administrative	13,072,381	9,234,396	—	(f)	22,306,777
Amortization of intangibles	2,011,878	—	1,795,978	(g)	3,807,856
Impairment loss	4,181,969	—	—		4,181,969

Operating loss	(14,867,498)	(415,132)	(1,795,978)		(17,078,608)
Other Income (Expense)
Interest income	266,863	—	—		266,863
Interest expense	(952,093)	(505,571)	(952,678	)(h)	(2,410,342)
Other	—	(13,491)	—		(13,491)
Total other income (expense)	(685,230)	(519,062)	(952,678)		(2,156,970)

Net Loss	$(15,552,728)	$(934,194)	$(2,748,656)		$(19,235,578)
Basic and Diluted Net Loss Per Common Share	$(2.06)	$—	$—		$(2.28)

Weighted Average Common Shares Outstanding	7,541,960		882,725	(d,e)	8,424,685

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENTS OF OPERATIONS

(a) Reflects pre-acquisition results from January 1, 2008 through June 10, 2008.

(b) To record nine months of amortization expense related to the AEM’s identifiable intangible assets assuming the business combination occurred as of January 1, 2007.

(c) To record nine months of interest on borrowings under our line of credit used to fund the cash portion of the acquisition and a $2 million equity injection into AEM.

(d) Represents shares of Lime Energy Co. common stock issued as consideration to the sellers of AEM.

(e) Excludes the 2,480,478 shares of common stock to be issued in connection with the ADVB Acquisition.

(f) Certain employees received stock options that vested at closing of the acquisition. The share-based compensation expense associated with these options was $105,541. In additions these employees received option to purchase 53,332 shares which vest over a two year period.

(g) To record twelve months of amortization expense related to AEM’s identifiable intangible assets assuming the business combination occurred as of January 1, 2007.

(h) To record twelve months of interest on borrowings under the Company’s line of credit used to fund the cash portion of the acquisition and a $2 million equity injection into AEM.

C-2

SCHEDULE D

Unaudited Pro Forma Condensed Combined Balance Sheet

The following unaudited pro forma condensed combined balance sheet for the period indicated is derived from the historical consolidated financial statements of Lime and ADVB and gives effect to  the private placement,  the recapitalization, and  the ADVB Acquisition described in Recent Events on page 21. The purpose is to show our capitalization as if the transactions had occurred at September 30, 2008.

The unaudited pro forma condensed combined balance sheet is presented as if the transactions had been completed on September 30, 2008 and for purposes of the ADVB Acquisition, combines the historical unaudited consolidated balance sheet of Lime at September 30, 2008 and the historical unaudited consolidated balance sheets of ADVB at September 30, 2008. The pro forma condensed balance sheet accounts for the acquisition of AEM.

Certain reclassifications have been made to conform the ADVB historical amounts to the pro forma presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with our consolidated financial statements and their accompanying notes included elsewhere in this prospectus.

LIME PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2008

ASSETS
(Unaudited)

							As
		Private					Adjusted
		Placement					for ADVB		Pro Forma
	As Reported	Tranche A		Recapitalization		Subtotal	Acquisition		As Adjusted

Current Assets
Cash and cash equivalents	$879,385	$2,842,136	(a)	$2,506,736	(e)	$6,228,257	$5,704,349	(j)	$11,932,606
Accounts receivable, net	20,201,338	—		—		20,201,338	—		20,201,338
Inventories	826,507	—		—		826,507	—		826,507
Costs and estimated earnings in excess of billings on uncompleted contracts	2,909,521	—		—		2,909,521	—		2,909,521
Prepaid expenses and other	1,013,625	(478,510	)(b)	—		535,115	800,000	(k)	1,335,115

Total Current Assets	25,830,376	2,363,626		2,506,736		30,700,738	6,504,349		37,205,087
Net Property and Equipment	2,175,185	—		—		2,175,185	—		2,175,185
Long Term Receivables	839,166	—		—		839,166	—		839,166
Deferred Financing Costs, net	4,745	—		—		4,745	—		4,745
Intangibles, net	7,852,035	—		—		7,852,035	—		7,852,035
Goodwill	17,717,811	—		—		17,717,811	—		17,717,811

	$54,419,318	$2,363,626		$2,506,736		$59,289,680	$6,504,349		$65,794,029

D-1

LIABILITIES AND STOCKHOLDERS’ EQUITY
(Unaudited)

							As
		Private					Adjusted
		Placement					for ADVB		Pro Forma
	As Reported	Tranche A		Recapitalization		Subtotal	Acquisition		As Adjusted

Current Liabilities
Lines-of-credit	$17,023,235	$—		$(11,522,295	)(f)	$5,500,940	$(1,350,000	)(l)	$4,150,940
Notes payable	948,260	—		—		948,260	—		948,260
Current maturities of long-term debt	674,804	—		—		674,804	—		674,804
Accounts payable	10,924,426	—		—		10,924,426	—		10,924,426
Accrued expenses	3,039,592	—		(361,448	)(g)	2,678,144	(42,103	)(m)	2,636,041
Billings in excess of costs and estimated earnings on uncompleted contracts	2,498,671	—		—		2,498,671	—		2,498,671
Deferred revenue	436,642	—		—		436,642	—		436,642
Customer deposits	1,133,339	—		—		1,133,339	—		1,133,339

Total Current Liabilities	36,678,969	—		(11,883,743)		24,795,226	(1,392,103)		23,403,123
Deferred Revenue	130,922	—		—		130,922	—		130,922
Long-Term Debt, less current maturities	4,078,851	—		—		4,078,851	—		4,078,851
Deferred Tax Liability	1,034,000	—		—		1,034,000	—		1,034,000

Total Liabilities	41,922,742	—		(11,883,743)		30,038,999	(1,392,103)		28,646,896
Stockholders’ Equity
Preferred Stock, $0.01 par value	—	—		14.657,383	(h)	14,657,383,	—		14,657,383
Common stock, $.0001 par value	870	855	(c)	—		1,725	2,480	(n)	4,205
Additional paid-in capital	116,797,234	2,362,771	(d)			119,160,005	7,893,972	(o)	127,053,977
Accumulated deficit	(104,301,528)	—		(266,904	)(i)	(104,568,432)	—		(104,568,432)

Total Stockholders’ Equity	12,496,576	2,363,626		14,390,479		29,250,681	7,896,452		37,147,133

	$54,419,318	$2,363,626		$2,506,736		$59,289,680	$6,504,349		$65,794,029

(a)	Represents cash received from the investors in tranche A of the private placement, less $158,364 in transaction costs incurred after September 30, 2008. Tranche B will close on or about January 30, 2009.

(b)	Represents transaction costs incurred prior to September 30, 2008.

(c)	Represents the par value of the 854,844 shares issued.

(d)	Represents the excess of the proceeds from the issuance less the issuance costs over the par value of the stock issued to the investors.

(e)	Represents additional advances made under the line of credit after September 30, 2008, less cash interest payments totaling $443,543 and transaction costs incurred after September 30, 2008 of $49,721.

(f)	Represents outstanding balance of the line of credit owed to Mr. Kiphart as of September 30, 2008.

D-2

(g)	Represents accrued interest on the line of credit owed to Mr. Kiphart as of September 30, 2008.

(h)	Represents the balance of the line of credit owed to Mr. Kiphart converted to preferred stock, less $49,721 in transaction costs.

(i)	Represents interest on the line of credit owed to Mr. Kiphart incurred following September 30, 2008.

(j)	Represents ADVB’s estimated cash balance as of November 18, 2008, less expected transaction costs of $400,000.

(k)	Represents ADVB note receivable from OFM.

(l)	Represents the balance as of November 18, 2008 on the Lime note held by ADVB.

(m)	Represents accrued interest as of September 30, 2008

(n)	Represents the par value of the 2,480,478 shares we expect to issue to the ADVB stockholders.

(o)	Represents the excess of the value of assets acquired of $8,296,452 less the transaction costs of $400,000 over the par value.

D-3